EXHIBIT (a)(1)(i)

INTEGRATED DEVICE TECHNOLOGY, INC.

OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS

TO PURCHASE COMMON STOCK

FOR A NUMBER OF REPLACEMENT OPTIONS

THIS OFFER AND WITHDRAWAL RIGHTS EXPIRE

AT 9:00 P.M. PACIFIC TIME ON OCTOBER 30, 2009

UNLESS THIS OFFER IS EXTENDED

Integrated Device Technology, Inc., which is sometimes referred to herein as the “Company,” “IDT,” “our,” “us” or “we,” is offering eligible employees the opportunity to exchange certain outstanding options to purchase shares of our common stock for a lesser number of shares of our common stock subject to replacement options calculated in accordance with an exchange ratio. We expect to grant the replacement options on the date we cancel the options accepted for exchange, which will be the completion date of this offer. We are making this offer (“Offer”) upon the terms and subject to the conditions set forth in this Offer to Exchange Certain Outstanding Options to Purchase Common Stock for a Number of Replacement Options (this “Offer to Exchange”) and in the related Election Concerning Exchange of Stock Options form (the “Election Form” and, together with this Offer to Exchange, as they may be amended from time to time, the “Option Exchange”).

Options eligible for exchange (“eligible options”) are those that:

•	have an exercise price of at least $8.00 per share, which is the 52-week high trading price of our common stock as quoted on the Nasdaq Global Select Market at the commencement of this Offer;

•	have a grant date prior to October 2, 2008; and

•	have an expiration date more than one year following the completion date of this Offer.

You are eligible to participate in the Option Exchange only if you:

•

are an employee of IDT or any of IDT’s majority-owned subsidiaries on the date this Offer commences and remain an employee of IDT or any of IDT’s majority-owned subsidiaries through the completion date of the Option Exchange;

•	are not employed by IDT or its majority-owned subsidiaries in Israel;

•	are not a member of our Board of Directors or one of our executive officers subject to the provisions of Section 16 of the Exchange Act; and

•	hold at least one eligible option as of the commencement of this Offer.

The outstanding options that you hold under our equity incentive plans give you the right to purchase shares of our common stock once you exercise those options by paying the applicable exercise price of those options. Thus, when we use the term “option” in this Option Exchange, we refer to the actual options you hold to purchase shares of our common stock and not the shares of our common stock underlying those options.

Exchange Ratio. The exchange ratio for the Option Exchange is 3 to 1 (that is, for every 3 shares underlying an existing eligible option, one share will underlie a replacement option granted in the Option Exchange). The exchange ratio was determined using the Black-Scholes option pricing model and is based on, among other things, the sales price per share of our common stock on September 25, 2009 of $6.60, and the exercise prices of the options eligible for exchange. We chose to use this model to derive an exchange ratio that is intended to be cost neutral to IDT. Replacement options calculated according to the exchange ratio will be rounded down to the nearest whole share on a grant-by-grant basis. Replacement options to purchase fractional shares will not be granted. Eligible options will be exchanged on a grant-by-grant basis. If you are eligible to participate, you must exchange all or none of the outstanding options that were granted to you on a single grant date with the same grant number and at the same exercise price. If you have previously exercised a portion of your options granted on a single grant date with the same grant number and at the same exercise price, only the portion of options which have not yet been exercised will be eligible to be exchanged.

All eligible options that we accept pursuant to the Option Exchange will be cancelled on the completion date of this Offer, currently scheduled for 9:00 p.m. Pacific Time on October 30, 2009, and options elected for exchange will no longer be exercisable after that time.

We will grant the replacement options under the Integrated Device Technology, Inc. 2004 Equity Plan (the “2004 Plan”) on the completion date, which will be the date that we cancel the options accepted for exchange.

The replacement options will:

•	have a per share exercise price equal to the closing sales price of our common stock as quoted on the Nasdaq Global Select Market on the completion date;

•

vest 33% on the first anniversary of the completion date and in substantially equal installments monthly thereafter over the subsequent two years, subject to continued employment with IDT or any of IDT’s majority-owned subsidiaries, unless otherwise prohibited under local law. This means that all replacement options will be completely unvested on the completion date, regardless of whether the surrendered options were partially or wholly vested;

•	have a five-year term measured from the completion date; and

•	be treated as nonstatutory stock options for U.S. federal income tax purposes.

The replacement options will have the terms and be subject to the conditions provided in the 2004 Plan.

Although our Board of Directors has approved this Offer, neither we nor our Board of Directors make any recommendation as to whether you should elect to exchange or refrain from electing to exchange your options. You must make your own decision regarding whether to elect to exchange your options.

This Offer is not conditioned upon a minimum aggregate number of options being elected for exchange. This Offer is subject to certain conditions which we describe in Section 6 of this Option Exchange and the terms described in this Offer.

If the market price of our common stock exceeds $8.00 per share on the completion date, the replacement options that you receive in exchange for your existing options may have a higher exercise price than some or all of your existing options.

Shares of our common stock are quoted on the Nasdaq Global Select Market under the symbol “IDTI.” On September 30, 2009, the closing sales price of our common stock as quoted on the Nasdaq Global Select Market was $6.76 per share. We recommend that you obtain current market quotations for our common stock before deciding whether to elect to exchange your options.

As of September 25, 2009, eligible options outstanding under our equity incentive plans were exercisable for approximately 30,474,785 shares of our common stock, or approximately 18.4% of the total shares of our common stock outstanding as of September 25, 2009.

2

IMPORTANT

If you wish to elect to exchange your options, you must complete and submit the Election Form in accordance with its instructions, which is at https://IDT.equitybenefits.com. To participate, you must complete and submit the electronic Election Form prior to 9:00 p.m. Pacific Time on October 30, 2009, unless this Offer is extended. You will receive a confirmation by e-mail within 48 hours of your election to participate. If your options are properly elected for exchange and accepted by us for exchange, you will receive a final confirmation notice promptly following the completion date of this Offer. The final confirmation notice will confirm that your options have been accepted for exchange and cancelled. If you have technical difficulties with this site, please contact Dorene Hayes at dorene.hayes@idt.com to arrange an alternate mode of election.

We are not making this Offer to, nor will we accept any election to exchange options from or on behalf of, option holders in any jurisdiction in which this Offer or the acceptance of any election to exchange options would not be in compliance with the laws of that jurisdiction. However, we may, at our discretion, take any actions necessary or desirable for us to make this Offer to option holders in any such jurisdiction.

THIS OPTION EXCHANGE OFFER DOCUMENT HAS NOT BEEN APPROVED OR DISAPPROVED BY THE U.S. SECURITIES AND EXCHANGE COMMISSION, OR SEC, OR ANY STATE OR FOREIGN SECURITIES COMMISSION NOR HAS THE SEC OR ANY STATE OR FOREIGN SECURITIES COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THIS EXCHANGE OFFER OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

IDT HAS NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD ELECT TO EXCHANGE OR REFRAIN FROM ELECTING TO EXCHANGE YOUR OPTIONS PURSUANT TO THIS OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR OTHER INFORMATION TO WHICH WE HAVE REFERRED YOU. IDT HAS NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED ELECTION FORM. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY IDT.

NOTHING IN THIS DOCUMENT SHALL BE CONSTRUED TO GIVE ANY PERSON THE RIGHT TO REMAIN IN THE EMPLOY OF IDT OR TO AFFECT OUR RIGHT TO TERMINATE THE EMPLOYMENT OF ANY PERSON AT ANY TIME WITH OR WITHOUT CAUSE TO THE EXTENT PERMITTED UNDER LAW. NOTHING IN THIS DOCUMENT SHOULD BE CONSIDERED A CONTRACT OR GUARANTEE OF WAGES OR COMPENSATION.

IDT RESERVES THE RIGHT TO AMEND OR TERMINATE THE 2004 PLAN AT ANY TIME, AND THE GRANT OF AN OPTION UNDER THE 2004 PLAN OR THIS OFFER DOES NOT IN ANY WAY OBLIGATE IDT TO GRANT ADDITIONAL OPTIONS OR OFFER FURTHER OPPORTUNITIES TO PARTICIPATE IN ANY OPTION EXCHANGE OPTIONS IN ANY FUTURE YEAR. THE GRANT OF AN OPTION AND ANY FUTURE OPTIONS GRANTED UNDER THE 2004 PLAN OR IN RELATION TO THIS OFFER IS WHOLLY DISCRETIONARY IN NATURE AND IS NOT TO BE CONSIDERED PART OF ANY NORMAL OR EXPECTED COMPENSATION THAT IS OR WOULD BE SUBJECT TO SEVERANCE, RESIGNATION, REDUNDANCY, TERMINATION OR SIMILAR PAY, OTHER THAN TO THE EXTENT REQUIRED BY LOCAL LAW.

3

OPTION EXCHANGE PROGRAM

TABLE OF CONTENTS

SUMMARY TERM SHEET	1
RISK FACTORS	8
THIS OFFER	10

1.	ELIGIBILITY; NUMBER OF OPTIONS; COMPLETION DATE.	10
2.	PURPOSE OF THIS OFFER.	11
3.	PROCEDURES FOR ELECTING TO EXCHANGE OPTIONS.	12
4.	RIGHTS TO CHANGE AND WITHDRAW ELECTIONS.	13
5.	ACCEPTANCE OF OPTIONS FOR EXCHANGE AND GRANT OF REPLACEMENT OPTIONS.	13
6.	CONDITIONS OF THIS OFFER.	14
7.	PRICE RANGE OF COMMON STOCK UNDERLYING THE OPTIONS.	15
8.	SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF REPLACEMENT OPTIONS.	16
9.	INFORMATION CONCERNING IDT.	18
10.	INTERESTS OF DIRECTORS, OFFICERS AND AFFILIATES; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE OPTIONS.	19
11.	STATUS OF OPTIONS ACQUIRED BY US IN THIS OFFER; ACCOUNTING CONSEQUENCES OF THIS OFFER.	21
12.	AGREEMENTS; LEGAL MATTERS; REGULATORY APPROVALS.	22
13.	MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES.	22
14.	EXTENSION OF OFFER; TERMINATION; AMENDMENT.	23
15.	FEES AND EXPENSES.	24
16.	ADDITIONAL INFORMATION.	24
17.	MISCELLANEOUS.	25

SCHEDULE A	A GUIDE TO TAX & LEGAL ISSUES FOR NON-U.S. EMPLOYEES
SCHEDULE B	INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS OF INTEGRATED DEVICE TECHNOLOGY, INC.

1

SUMMARY TERM SHEET

The following are answers to some of the questions that you may have about this Offer. We urge you to read carefully the following questions and answers, as well as the remainder of this Offer to Exchange and the Election Form. Where applicable, we have included section references to the remainder of this Option Exchange where you can find a more complete description of the topics in this question and answer summary. Because each of you is in a different financial situation, we suggest that you consult with your personal financial and tax advisors before deciding to participate in this Offer. Please review this summary term sheet, the remainder of this Offer to Exchange and the Election Form to ensure that you are making an informed decision regarding your participation in this Offer.

For your ease of use, the questions have been separated into three sections:

1.	Exchange Design.

2.	Administrative/Program Timing.

3.	Other Important Questions.

Exchange Design

1.	What is the Option Exchange program?

The Option Exchange program, or this Offer, is a one-time offer by IDT to allow eligible employees of IDT to exchange their outstanding options that have an exercise price of at least $8.00 per share, which is the 52-week high trading price of our common stock as quoted on the Nasdaq Global Select Market at the commencement of this Offer, a grant date prior to October 2, 2008 and an expiration date after October 30, 2010, for new stock options, which we refer to as replacement options. The number of replacement options that will be granted in exchange for eligible options will be determined by the exchange ratio described below under question 3. The replacement options will be granted on the date we cancel the options accepted for exchange, which will be the completion date of this Offer. The replacement options will have the terms and be subject to the conditions as provided for in the Integrated Device Technology, Inc. 2004 Equity Plan, or 2004 Plan. With respect to cancelled options granted under the 2004 Plan, the terms and conditions of the replacement options will be similar to the cancelled options, except that: (i) the replacement options will be granted on the date that the tendered options are cancelled; (ii) the replacement options will vest 33% on the first anniversary of the completion date of the Option Exchange and in substantially equal installments monthly thereafter over the subsequent two years, subject to continued employment with IDT or any of IDT’s majority-owned subsidiaries through the applicable vest dates, unless otherwise prohibited under local law; (iii) the exercise price of the replacement option will be the closing sales price of our common stock as quoted on the Nasdaq Global Select Market on the completion date of the Offer; (iv) the replacement options will have a new five-year term measured from the completion date of the Offer; and (v) the number of shares underlying the replacement options will be determined pursuant to the exchange ratio as described below.

2.	Why are we making this Offer?

We are making this Offer because a considerable number of our eligible employees have stock options with exercise prices significantly above the recent trading prices of our common stock. These options were originally granted to give employees a stake in the growth and success of our Company and to provide them with an additional financial incentive to stay with IDT. This Option Exchange program is VOLUNTARY and will allow eligible employees to choose whether to keep their existing stock options at existing exercise prices and vesting schedules or to exchange those options for replacement options to be granted upon the cancellation of existing options. We intend that this Option Exchange program will enable our employees to improve their overall position in their stock option holdings, but this cannot be guaranteed considering the ever-present risks associated with a volatile and unpredictable stock market. By making this Offer, we intend to provide our eligible employees with the compensatory benefit of owning options that over time may have a greater potential to increase in value. In addition, we intend to create better performance incentives for our eligible employees and thereby maximize stockholder value. (See Section 2 below for additional information.)

3.	How does the Option Exchange program work?

We are offering to exchange eligible outstanding options that have an exercise price of at least $8.00 per share, a grant date prior to October 2, 2008 and an expiration date after October 30, 2010, for a predetermined number of replacement options, rounded down to the nearest whole share, based on the exchange ratio described below. The outstanding options that you hold give you the right to purchase shares of our common stock once you exercise those options by paying the applicable exercise price of those options. Thus, when we use the term “option” in this Option Exchange, we refer to the actual options you hold to purchase shares of our common stock and not the shares of our common stock underlying those options.

Replacement options will be granted at an exercise price equal to the closing sales price of our common stock as quoted on the Nasdaq Global Select Market on the completion date of the Offer. Participating in the Option Exchange program requires an eligible employee to make a voluntary election to tender eligible stock options prior to 9:00 pm. Pacific Time on October 30, 2009, unless this Offer is extended, after which time such election will be irrevocable.

The exchange ratio for the Option Exchange is 3 to 1 (that is, for every 3 shares underlying an existing eligible option, one share will underlie a replacement option granted in the Option Exchange). The exchange ratio was determined using the Black-Scholes option pricing model and is based on, among other things, the sales price per share of our common stock on September 25, 2009 of $6.60, and the exercise prices of the options eligible for exchange. We chose to use this model to derive an exchange ratio that is intended to be cost neutral to IDT. Replacement options calculated according to the exchange ratio will be rounded down to the nearest whole share on a grant-by-grant basis. Replacement options to purchase fractional shares will not be granted.

Unless prevented by law or applicable regulations, options accepted for exchange will be cancelled and replacement options granted under our 2004 Plan.

The replacement options will vest 33% on the first anniversary of the completion date of the Option Exchange and in substantially equal installments monthly thereafter over the subsequent two years, subject to continued employment with IDT or any of IDT’s majority-owned subsidiaries, unless otherwise prohibited under local law. This means that all replacement options will be completely unvested on the completion date of the Offer, regardless of whether the surrendered options were partially or wholly vested.

4.	What options are eligible for this Offer?

Options eligible for exchange are those that:

•	were granted under one of our existing equity incentive plans;

•	have an exercise price of at least $8.00 per share;

•	have a grant date prior to October 2, 2008; and

•	have an expiration date after October 30, 2010.

(See Section 1 below for more information.)

5.	Who is eligible to participate in this Offer?

You are eligible to participate in this Offer only if you:

•

are an employee of IDT or any of IDT’s majority-owned subsidiaries on October 2, 2009 and remain an employee of IDT or any of IDT’s majority-owned subsidiaries through the completion date of the Option Exchange;

•	are not employed by IDT or its majority-owned subsidiaries in Israel;

•	are not a member of our Board of Directors or one of our executive officers subject to the provisions of Section 16 of the Exchange Act; and

•	hold at least one eligible option as of the commencement of this Offer.

(See Section 1 below for more information.)

6.	What if I leave IDT or change my place of residence before the completion date of the Offer?

If you are no longer employed with IDT or any of IDT’s majority-owned subsidiaries, whether voluntarily, involuntarily, or for any other reason on the completion date of this Option Exchange, you will not be able to participate in this Offer.

ACCORDINGLY, IF YOU ARE NOT AN ELIGIBLE EMPLOYEE OF IDT OR ANY OF IDT’S MAJORITY-OWNED SUBSIDIARIES AS DESCRIBED ABOVE ON THE COMPLETION DATE OF THE OPTION EXCHANGE, EVEN IF YOU HAD ELECTED TO PARTICIPATE IN THIS OFFER AND HAD

TENDERED YOUR OPTIONS FOR EXCHANGE, YOUR TENDER WILL AUTOMATICALLY BE DEEMED WITHDRAWN AND YOU WILL NOT PARTICIPATE IN THIS OFFER. YOU WILL RETAIN YOUR OUTSTANDING OPTIONS IN ACCORDANCE WITH THEIR CURRENT TERMS AND CONDITIONS. IN THE CASE OF TERMINATION OF YOUR EMPLOYMENT, YOU MAY EXERCISE YOUR OUTSTANDING OPTIONS DURING A LIMITED PERIOD OF TIME FOLLOWING THE TERMINATION OF EMPLOYMENT IN ACCORDANCE WITH THEIR TERMS TO THE EXTENT THAT THEY ARE VESTED. (See Sections 1 and 5 below for additional information.)

7.	Why can’t IDT just reprice my existing options?

In 1998, the Financial Accounting Standards Board adopted policies that create unfavorable accounting charge consequences for companies that reprice options. If we were simply to reprice options, our potential for profitability would be diminished, as we would be required to take a charge against earnings on any future appreciation of the repriced options. (See Section 11 below for additional information.)

8.	Why can’t I just be granted additional options?

Because of the large number of options with exercise prices of at least $8.00, an additional grant of new options to all of these option holders would have a severe negative effect on our stock dilution and would significantly increase the number of our outstanding shares.

9.	Why isn’t the exchange ratio set at one-for-one?

The exchange ratio was determined using the Black-Scholes option pricing model and was based on, among other things, the sales price per share of our common stock on September 25, 2009 of $6.60. We chose to use this model to derive an exchange ratio that was intended to be cost neutral to IDT. As an eligible employee, you have the opportunity (and potential benefit) to replace your current “underwater” options with new options with an exercise price equal to the per share closing sales price of our common stock as quoted on the Nasdaq Global Select Market on the completion date of the Offer.

10.	If I participate, what will happen to my exchanged options?

Options that you elect to exchange will be cancelled on October 30, 2009, unless this Offer is extended, in which case such options will be cancelled on the completion date of this Offer, as extended. Shares subject to cancelled options granted under the 2004 Plan will be returned to the 2004 Plan and will be eligible for future awards under the 2004 Plan. Shares subject to all other surrendered options would be cancelled at the time of the option exchange and will not be available for new grants.

11.	What happens to eligible options that I choose not to exchange or that you do not accept for exchange?

Eligible options that you choose not to exchange or that we do not accept for exchange remain outstanding and retain their existing terms, exercise prices and vesting schedules.

12.	Am I eligible to receive future grants if I participate in this Offer?

We intend to continue to review our equity-based incentive programs from time to time. As a result of this review, we may decide to grant you additional equity incentives. Participation or non-participation in this Offer is not expected to affect your eligibility for future equity or other incentives.

13.	What are the conditions to this Offer?

This Offer is subject to a number of conditions including the conditions described in Section 6. This Offer is not conditioned upon a minimum aggregate number of options being elected for exchange. (See Section 6 below for additional information.)

Administrative/Timing of Program

14.	How do I participate in this Offer?

If you currently hold outstanding options that are eligible for the Option Exchange, you will receive an e-mail with instructions on how to log into the Option Exchange website. The URL for this site is https://IDT.equitybenefits.com.

This site contains information about your eligible options and provides instructions on how to submit your outstanding options for exchange. To participate, you must complete and submit the electronic Election Form prior to 9:00 p.m. Pacific Time on October 30, 2009, unless this Offer is extended. You will receive confirmation by e-mail within 48 hours of your election to participate. If you have technical difficulties with this site, please contact Dorene Hayes at dorene.hayes@idt.com to arrange an alternate mode of election.

If you are not able to submit your election electronically via the Offer website as a result of technical failures, such as the website being unavailable or the website not accepting your election, or if you do not otherwise have access to the Offer website for any reason (including lack of internet services), you must complete a paper Election Form and return it to Dorene Hayes at dorene.hayes@idt.com or via facsimile at (408) 574-6740 prior to 9:00 p.m. Pacific Time on October 30, 2009 (unless this Offer is extended). To obtain a paper Election Form, please either print the Election Form from the Offer website or contact Dorene Hayes via e-mail at dorene.hayes@idt.com or call Dorene Hayes at (408) 574-6618.

If you do not turn in your Election Form prior to 9:00 p.m. Pacific Time on the completion date, then you will not participate in this Offer, and all stock options currently held by you will remain intact at their original price and with their original terms.

THE METHOD OF DELIVERY OF ALL DOCUMENTS, INCLUDING ELECTION FORMS AND ANY OTHER REQUIRED DOCUMENTS, IS AT THE ELECTION AND RISK OF THE ELECTING OPTION HOLDER. IT IS YOUR RESPONSIBILITY TO ALLOW SUFFICIENT TIME TO ENSURE TIMELY DELIVERY TO AND RECEIPT BY US.

(See Section 3 below for additional information.)

15.	How do I find out the details about my existing stock options?

Information on your eligible options will be provided to you with this Offer on the Option Exchange website located at https://IDT.equitybenefits.com.

16.	What is the deadline to elect to exchange and how do I elect to exchange?

The deadline to participate in this program is 9:00 p.m. Pacific Time on October 30, 2009, unless this Offer is extended. This means that your completed Election Form must be submitted before that time. Within 48 hours after receipt of your completed electronic Election Form, you will receive a confirmation by e-mail. If you have elected an alternate method of submission by printing the Election Form from the Offer website, contacting Dorene Hayes via e-mail at dorene.hayes@idt.com or calling Dorene Hayes at (408) 574-6618, you will receive confirmation by e-mail or mail, at our discretion, promptly after receipt of your completed Election Form. We may, in our discretion, extend this Offer at any time, but we cannot assure you that this Offer will be extended or, if extended, for how long. If this Offer is extended, we will make a public announcement of the extension no later than 6:00 a.m. Pacific Time on the next U.S. business day following the previously scheduled completion date of this Offer. If this Offer is extended, you must deliver your Election Form before the extended completion date of this Offer.

We reserve the right to reject any or all options elected for exchange that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we will accept options properly and timely elected for exchange that are not validly withdrawn. Subject to our rights to extend, terminate and amend this Offer, we currently expect that we will accept all options properly elected for exchange on the completion date of this Offer. (See Section 3 below for additional information.)

17.	What will happen if I do not turn in my Election Form by the deadline?

If you do not turn in your Election Form by the deadline, then you will not participate in this Offer, and all stock options currently held by you will remain intact at their original price and original terms.

IF YOU FAIL TO TURN IN YOUR ELECTION FORM BY THE DEADLINE, YOU WILL NOT BE PERMITTED TO PARTICIPATE IN THIS OFFER.

18.	During what period of time can I withdraw or change a previous election?

You can withdraw or change your previously submitted election to exchange options at any time prior to 9:00 p.m. Pacific Time on October 30, 2009. If this Offer is extended beyond that time, you can withdraw or change your election at any time until the extended completion date of this Offer. To change your previously submitted election, you must submit a new Election Form in a valid manner, and we must receive the change of election notice before the election deadline. To withdraw your previously submitted election, submit a new Election Form that does not select any options. You will receive an e-mail confirming your new election. It is your responsibility to confirm that we have received your correct Election Form before the deadline. In all cases, the last Election Form submitted and received prior to the deadline date will prevail. (See Section 4 below for additional information.)

AFTER THE DEADLINE TO WITHDRAW OR CHANGE YOUR EXECUTED ELECTION FORM HAS PASSED, YOU WILL NOT BE PERMITTED TO WITHDRAW OR CHANGE YOUR ELECTION.

19.	Can I exchange the remaining portion of an option that I have already partially exercised?

Yes, any remaining outstanding, unexercised eligible options can be exchanged. If you have previously exercised a portion of your eligible options granted on a single grant date with the same grant number and at the same exercise price, only the portion of those options which have not yet been exercised will be eligible to be exchanged. The replacement option will only replace options that are cancelled on the completion date of this Offer.

20.	Can I select which portion of an option to exchange?

No. You cannot partially cancel an outstanding option. If you choose to exchange an option, all outstanding, unexercised options within that grant (that is, all outstanding options granted to you under the same grant number on the same grant date and at the same exercise price) will be exchanged and cancelled.

21.	Can I exchange both vested and unvested options?

Yes. You can exchange eligible options, whether or not they are vested.

22.	What will be my new option exercise price?

The exercise price per share for the replacement options will be the closing sales price of our common stock as quoted on the Nasdaq Global Select Market on the completion date of the Offer. IF THE MARKET PRICE OF OUR COMMON STOCK INCREASES BEFORE THE COMPLETION DATE OF THE OFFER, THE REPLACEMENT OPTIONS THAT YOU RECEIVE IN EXCHANGE FOR YOUR EXISTING OPTIONS MAY HAVE A HIGHER EXERCISE PRICE THAN SOME OR ALL OF YOUR EXISTING OPTIONS. (See Sections 1 and 2 below for additional information.)

23.	When will I receive my replacement option?

We will grant the replacement options on the completion date of this Offer, currently scheduled for October 30, 2009. If this Offer is extended beyond October 30, 2009, then the replacement options will be granted on the completion date of the extended Offer. (See Section 8 below for more information.)

24.	When will the replacement options vest?

Replacement options will vest 33% on the first anniversary of the completion date of the Option Exchange and in substantially equal installments monthly thereafter over the subsequent two years.

Vesting and exercise of replacement options are dependent upon continued employment with IDT or any of IDT’s majority-owned subsidiaries. Replacement options are subject to the terms and conditions as provided for in the 2004 Plan and will be forfeited if not vested at time of termination of employment. (See Section 8 below for additional information.)

25.	What will be the terms and conditions of my replacement options?

The replacement options granted under the Option Exchange will have the terms and be subject to the conditions as provided for in the 2004 Plan. With respect to cancelled options granted under the 2004 Plan, the terms and conditions of the replacement options will be similar to the cancelled options, except that: (i) the replacement options will be granted on the date that the tendered options are cancelled; (ii) the replacement options will vest 33% on the first anniversary of the completion date of the Option Exchange and in substantially equal installments monthly thereafter over the subsequent two years, subject to continued employment with IDT or any of IDT’s majority-owned subsidiaries through the applicable vest dates, unless otherwise prohibited under local law; (iii) the exercise price of the replacement option will be the closing sales price of our common stock on the completion date of the Offer; (iv) the replacement options will have a new five-year term measured from the completion date of the Offer; and (v) the number of shares underlying the replacement options will be determined pursuant to the exchange ratio as described above.

You are encouraged to consult the 2004 Plan for complete information about the terms of the replacement options, which is available at http://stock.idt.com.

26.	What if my employment with IDT is terminated after the replacement options are granted?

If your employment with IDT is terminated for any reason after the replacement option has been granted, you will forfeit your replacement options that are unvested at the date of your termination. You will generally have the earlier of the expiration of the replacement option or three months from the date of your termination to exercise the vested portion of your replacement option, if any. (See Section 8 below for additional information.)

27.	What happens if IDT is subject to a change in control AFTER the replacement options are granted?

Although we are not currently contemplating a merger or similar transaction that could result in a change in control of our Company, we are reserving the right to take any actions that we deem necessary or appropriate to complete a transaction that our Board of Directors believes is in the best interest of our Company and our stockholders. It is possible that, after or prior to the grant of replacement options, we might effect or enter into an agreement, such as a merger or other similar transaction, in which the current stock ownership of our Company will change such that a new group of stockholders has the number of votes necessary to control stockholder voting decisions. We refer to this type of transaction as a change in control transaction.

The replacement options will have the vesting acceleration provisions under the 2004 Plan. To obtain detailed change in control provisions governing your current options, you can refer to the applicable equity incentive plan, and the prospectus for each such plan, all of which are available at http://stock.idt.com. (See Sections 2 and 8 below for additional information.)

28.	What happens if IDT is subject to a change in control BEFORE the replacement options are granted?

Although we are not currently contemplating a merger or similar transaction that could result in a change in control of our Company, we are reserving the right to take any actions that we deem necessary or appropriate to complete a transaction that our Board of Directors believes is in the best interest of our Company and our stockholders. This could include terminating your right to receive replacement options under this Offer.

Any change in control transaction, or announcement of such transaction, could have a substantial effect on our stock price, including potentially substantial appreciation in the price of our common stock. Depending on the structure of such a transaction, price appreciation in the common stock associated with the replacement options could be drastically altered. For example, if our stock were to be acquired in a cash merger, the fair market value of our stock, and hence the price at which we grant the replacement options, would likely be a price at or near the cash price being paid for the common stock in the transaction. As a result of such a transaction, it is possible that the exercise price of the replacement options may be more than you might otherwise anticipate. In addition, in the event of an acquisition of our Company for stock, tendering option holders might receive options to purchase shares of a different issuer. (See Sections 2 and 8 below for additional information.)

29.	Are there other circumstances where I would not be granted replacement options?

Yes. Even if we accept your tendered options, we will not grant replacement options to you if we are prohibited by applicable law or regulations from doing so, or until all necessary government approvals have been obtained. We will use reasonable efforts to avoid a prohibition, but if prohibited by applicable law or regulation on the completion date of this Offer, you will not be granted replacement options, if at all, until all necessary government approvals have been obtained. (See Section 12 below for additional information.)

30.	After the completion date of the Offer, what happens if my options end up underwater again?

We are conducting this Offer at this time considering the stock market conditions that have affected many companies throughout the United States. This is a one-time offer that we do not expect to offer again in the future. The price of our common stock may not appreciate over the long term. WE CAN PROVIDE NO ASSURANCE AS TO THE PRICE OF OUR COMMON STOCK AT ANY TIME IN THE FUTURE. (See Section 2 below for additional information.)

Other Important Questions

31.	What are the tax consequences of my participation in this Offer?

If you accept this Offer and reside and work in the United States, under current U.S. law, you will not recognize income for federal income tax purposes either at the time your exchanged options are cancelled or when the replacement options are granted. If you are subject to the tax laws of a country other than the United States, even if you are a resident of the United States, you should be aware that there may be other tax consequences that may apply to you. Tax consequences may vary depending on each individual employee’s circumstances. Included as part of this Option Exchange are disclosures regarding the material federal tax consequences of this Offer in the United States and in countries other than the United States. You should review these disclosures carefully before deciding whether or not to participate in this Offer. (See Schedule A below for additional information.)

32.	How should I decide whether or not to participate?

The decision to participate must be each individual employee’s personal decision, and it will depend largely on each employee’s assumptions about the future overall economic environment, the performance of publicly traded stocks generally and our own stock price, and our business.

We understand that this will be a challenging decision for all eligible employees. THE OPTION EXCHANGE DOES CARRY CONSIDERABLE RISK, AND THERE ARE NO GUARANTEES OF OUR FUTURE STOCK PERFORMANCE OR THE PRICE OF OUR COMMON STOCK ON THE COMPLETION DATE OF THE OFFER. (See Section 17 below for additional information.)

33.	What do the executive officers and the members of our Board of Directors think of this Offer? Who can I contact to help me decide whether or not I should exchange my eligible options?

Although our Board of Directors has approved this Offer, neither our executive officers nor the members of our Board of Directors make any recommendation as to whether you should elect to exchange or refrain from exchanging your options. Please contact your personal financial and tax advisors to assist you in determining if you should exchange your eligible options.

34.	What are some of the potential risks if I choose to exchange my outstanding eligible options?

Because we cannot guarantee what the stock market will do or how our stock will perform before the date that the replacement options will be granted, the price of IDT stock may increase significantly. This could result in the new grants having a higher exercise price than those you exchanged and could make the replacement options less valuable than those you exchanged. (See “Risk Factors” below for additional information.)

35.	Who can I talk to if I have questions regarding this Offer?

The following websites are available to assist you with information and instructions:

Stock Option Exchange Website: https://IDT.equitybenefits.com

Stock Administration Website: http://stock.idt.com

or

Address Questions to Dorene Hayes at dorene.hayes@idt.com

Or call Dorene Hayes at (408) 574-6618

RISK FACTORS

Participation in this Offer involves a number of potential risks and uncertainties, including those described below. This list and the risk factors set forth under the heading entitled “Risk Factors” in our Quarterly Report on Form 10-Q, and our Annual Report on Form 10-K, filed with the SEC and available electronically on the SEC’s website at http://www.sec.gov, highlight the material risks related to IDT which may impact your decision of participating in this Offer. You should carefully consider these risks and we encourage you to speak with your financial, legal and/or tax advisors before deciding whether to participate in this Offer. In addition, we strongly urge you to read the sections in this Option Exchange discussing the tax consequences of participating in this Offer, as well as the rest of this Option Exchange for a more in-depth discussion of the risks that may apply to you.

In addition, this Option Exchange and our SEC reports referred to above include “forward-looking statements.” When used in this Option Exchange, the words such as “anticipate,” “believe,” “estimate,” “ expect,” “intend” and “plan” as they relate to us are intended to identify these forward-looking statements. All statements by us regarding our expected future financial position and operating results, our business strategy, our financing plans and expected capital requirements, forecasted trends relating to our products or the markets in which we operate and similar matters are forward-looking statements, and are dependent upon certain risks and uncertainties, including those set forth in this section and other factors elsewhere in this Option Exchange. You should carefully consider these risks, in addition to the other information in this Option Exchange and in our other filings with the SEC. The documents we file with the SEC, including the reports referred to above, discuss some of the risks that could cause our actual results to differ from those contained or implied in the forward-looking statements.

The following discussion should be read in conjunction with the financial statements and notes to the financial statements included in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q. We caution you not to place undue reliance on the forward-looking statements contained in this Option Exchange, which speak only as of the date hereof.

Risks Related to This Offer

If the price of our common stock increases after the date on which your eligible options are cancelled, your cancelled options might have been worth more than the replacement options that you will receive in exchange for them.

Because you will receive replacement options covering fewer shares than the eligible options surrendered, it is possible that, at some point in the future, your exchanged eligible options would have been economically more valuable than the replacement options granted pursuant to this Offer.

Any replacement options you receive in this Offer may have less favorable vesting terms than those of the related eligible options you are surrendering. This means that if your employment with us terminates during the new vesting period, or if the replacement options otherwise terminate prior to your being fully vested in them, you might have been better off if you had continued holding the eligible option rather than exchanging them for replacement options.

If you elect to participate in this Offer, the vesting of each replacement option granted to you will be subject to a three-year vesting schedule. This means that you will be required to continue working for the Company for three years after the date on which your replacement option is granted in order to be fully vested in the replacement option. If your employment terminates for any reason prior to vesting of your replacement option, you will forfeit the then-unvested portion of your replacement option. The unvested portion of your replacement option may terminate under certain other circumstances prior to its being fully vested, including if the Company were to be acquired.

You should carefully consider the relative benefit to you if the vesting of your eligible options has already accrued, compared to the benefit of a lower-priced option with a longer vesting period. If our stock price increases in the future to a value above the exercise price of an eligible option that you surrendered in this Offer, you could conclude that it would have been preferable to have retained the eligible option with its higher price and greater amount of accrued vesting rather than have surrendered it for the lower-priced replacement option with re-started vesting.

Nothing in this Offer should be construed to confer upon you the right to remain an employee of the Company. The terms of your employment with us remain unchanged. We cannot guarantee or provide you with any assurance that you will not be subject to involuntary termination or that you will otherwise remain in our employ until the grant date for the replacement options or thereafter.

If you are subject to foreign tax laws, even if you are a resident of the United States, there may be tax and social insurance consequences for participating in this Offer.

If you are subject to the tax laws of another country, even if you are a resident of the United States, you should be aware that there may be other tax and social insurance consequences that may apply to you. You should read Schedule A attached to this Option Exchange. Schedule A discusses the tax consequences of participating in this Offer for your country of residence. You should also be certain to consult your own tax advisors to discuss these consequences.

Tax effects on holders of incentive stock options who choose not to participate.

If this Offer is open for thirty (30) or more calendar days, eligible employees who are subject to U.S. taxes who hold eligible options that are incentive stock options and who do not participate in the Offer will have the incentive stock option holding periods of their options automatically adjusted to restart on the commencement date. As a result, if this Offer is open for thirty (30) or more calendar days, to receive favorable U.S. tax treatment for such incentive stock options, an eligible employee must hold (i.e., not sell or otherwise dispose of) the shares of IDT common stock acquired upon exercise of the incentive stock options for at least two (2) years from the commencement date (that is, more than two (2) years from October 2, 2009) and one (1) year after the exercise of the option (even if you do not exchange your incentive stock options for new stock options). If these holding periods (and all other incentive stock option requirements) are met, the excess of the sale price of the shares underlying the option over the exercise price of the options will be treated as long-term capital gain. If this Offer is open for less than thirty (30) days the Offer will have no impact on eligible options that are incentive stock options. The completion date of the Option Exchange is expected to be 9:00 p.m. Pacific Time on October 30, 2009. However, if the offering period is extended beyond thirty (30) calendar days, then the incentive stock option terms would be adjusted as described above. See Section 13 below for more information.

Risks Related to Our Business and Common Stock

You should carefully review the risk factors contained in our Quarterly Report on Form 10-Q and our Annual Report on Form 10-K and also the other information provided in this Option Exchange and the other materials that we have filed with the Securities and Exchange Commission, or SEC, before making a decision on whether or not to tender your eligible options. You may access these filings electronically at the SEC’s Internet site at http://www.sec.gov. In addition, we will provide without charge to you, upon your written or oral request, a copy of any or all of the documents to which we have referred you. See “This Offer - Additional Information” for more information regarding reports we file with the SEC and how to obtain copies of or otherwise review these reports.

THIS OFFER

1.	Eligibility; Number of Options; Completion Date.

Upon the terms and subject to the conditions of this Option Exchange, we will exchange eligible options for replacement options to purchase common stock. Eligible Options must be properly elected for exchange and not validly withdrawn in accordance with Section 4 of this Offer prior to 9:00 p.m. Pacific Time on the “completion date,” as defined below.

You are eligible to participate in this Offer (an “eligible employee”) only if you:

•

are an employee of IDT or any of IDT’s majority-owned subsidiaries on October 2, 2009 and remain an employee of IDT or any of IDT’s majority-owned subsidiaries through the completion date of the Option Exchange;

•	are not employed by IDT or its majority-owned subsidiaries in Israel;

•	are not a member of our Board of Directors or one of our executive officers subject to the provisions of Section 16 of the Exchange Act; and

•	hold at least one eligible option as of the commencement of this Offer.

The outstanding options that you hold under our equity incentive plans give you the right to purchase shares of our common stock once you exercise those options by paying the applicable exercise price of those options. Thus, when we use the term “option” in this Offer, we refer to the actual options you hold to purchase shares of our common stock and not the shares underlying those options.

If you elect to exchange options, you will not be eligible to receive replacement options unless you continue to be employed by IDT or any of IDT’s majority-owned subsidiaries through the completion date.

ACCORDINGLY, IF YOU ARE NOT AN ELIGIBLE EMPLOYEE OF IDT OR ANY OF IDT’S MAJORITY-OWNED SUBSIDIARIES AS DESCRIBED ABOVE ON THE COMPLETION DATE, EVEN IF YOU HAD ELECTED TO PARTICIPATE IN THIS OFFER AND HAD TENDERED YOUR OPTIONS FOR EXCHANGE, YOUR TENDER WILL AUTOMATICALLY BE DEEMED WITHDRAWN AND YOU WILL NOT PARTICIPATE IN THIS OFFER. YOU WILL RETAIN YOUR OUTSTANDING OPTIONS IN ACCORDANCE WITH THEIR CURRENT TERMS AND CONDITIONS. IN THE CASE OF TERMINATION OF YOUR EMPLOYMENT, YOU MAY EXERCISE YOUR OUTSTANDING OPTIONS DURING A LIMITED PERIOD OF TIME FOLLOWING THE TERMINATION OF EMPLOYMENT IN ACCORDANCE WITH THEIR TERMS TO THE EXTENT THAT THEY ARE VESTED.

If you are eligible and choose to participate, you may only elect to exchange options under our equity incentive plans that have an exercise price of at least $8.00 per share, which is the 52-week high trading price of our common stock as quoted on the Nasdaq Global Select Market at the commencement of this Offer, a grant date prior to October 2, 2008 and an expiration date after October 30, 2010. If you have previously exercised a portion of your options granted on a single grant date with the same grant number and at the same exercise price, only the portion of options that have not yet been exercised will be eligible to be exchanged in this program.

If you properly tender your eligible options and such tendered options are accepted for exchange, the tendered options will be cancelled and, subject to the terms of this Offer, you will be entitled to receive that number of replacement options determined using the exchange ratio set forth below, subject to adjustments for any future stock splits, stock dividends and similar events, in accordance with the terms of the 2004 Plan.

The exchange ratio for the Option Exchange is 3 to 1 (that is, for every 3 shares underlying an existing eligible option, one share will underlie a replacement option granted in the Option Exchange).

We will not grant any replacement options to purchase fractional shares. Instead, if the exchange ratio yields a fractional amount of shares, we will round down to the nearest whole number of shares with respect to each option on a grant-by-grant basis.

Unless prevented by law or applicable regulations, eligible options granted under our equity incentive plans and exchanged for replacement options will be replaced with options granted under the 2004 Plan. The replacement options will have the terms and be subject to the conditions as provided for in the 2004 Plan. The replacement options will have a new grant date, a new exercise price, a new five-year term and a new vesting schedule, will be classified as a nonstatutory stock option and will cover a fewer number of shares of our common stock.

The per share exercise price of the replacement options will be equal to the closing sales price per share of our common stock as quoted on the Nasdaq Global Select Market on the completion date of the Offer.

The term “completion date” means October 30, 2009, unless and until we, in our discretion, extend the period of time during which this Offer will remain open, in which event the term “completion date” refers to the latest date at which this Offer, as so extended, expires. This Offer will end at 9:00 p.m. Pacific Time on the completion date. See Section 14 of this Option Exchange for a description of our rights to extend, delay, terminate and amend this Offer.

If we decide to take any of the following actions, we will publish a notice or otherwise notify you of such action in writing after the date of such notice:

(a) we increase or decrease the amount of consideration offered for the options;

(b) we decrease the number of options eligible to be elected for exchange in this Offer; or

(c) we increase the number of options eligible to be elected for exchange in this Offer by an amount that exceeds 2% of the shares of common stock issuable upon exercise of the options that are subject to this offer immediately prior to the increase.

If this Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth U.S. business day from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified in Section 14 of this Option Exchange, we will extend this Offer so that this Offer is open at least ten U.S. business days following the publication, sending or giving of notice.

For purposes of this Offer, a “business day” means any day other than Saturday, Sunday or a U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Time.

2.	Purpose of this Offer.

We granted the options outstanding under our equity incentive plans to promote our long-term growth and success and the creation of stockholder value by giving employees a stake in the growth and success of our Company and to provide them with additional financial incentive to stay with IDT.

Many of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current and recent trading prices of our common stock. We believe these options are unlikely to be exercised in the foreseeable future and therefore do not serve their original purpose. By making this Offer to exchange outstanding options for replacement options that will have an exercise price equal to the per share closing sales price of our common stock on the completion date of the Offer, we intend to provide our eligible employees with the compensatory benefit of holding options that over time may have a greater potential to increase in value. In addition, we intend to create better performance incentives for employees and thereby maximize stockholder value. THERE IS NO GUARANTEE THAT THE INTENDED BENEFITS OF THE OPTION EXCHANGE PROGRAM WILL BE REALIZED CONSIDERING THE EVER-PRESENT RISKS ASSOCIATED WITH A VOLATILE AND UNPREDICTABLE STOCK MARKET.

We may engage in transactions in the future that could significantly change our structure, ownership, organization or management or the make-up of our Board of Directors and that could significantly affect the price of our stock. If we engage in such a transaction or transactions prior to the date we grant the replacement options, our stock price could increase (or decrease) and the exercise price of the replacement options could be higher (or lower) than the exercise price of eligible options you elect to have cancelled as part of this Offer. The exercise price of any replacement options granted to you in return for options you elect to exchange will be the fair market value of our common stock on the completion date of the Offer. You will be at risk of any increase in our stock price during the period prior to the completion date of the Offer for these and other reasons.

Although we are not currently contemplating a merger or similar transaction that could result in a change in control of our Company, we are reserving the right, in the event of a merger or similar transaction, to take any actions we deem necessary or appropriate to complete a transaction that our Board of Directors believes is in the best interest of our Company and our stockholders. This could include terminating your right to receive replacement options under this Offer. If we were to terminate your right to receive replacement options under this Offer in connection with such a transaction, your original options will remain outstanding pursuant to their original terms.

Subject to the foregoing, and except as otherwise disclosed in this Option Exchange or in our filings with the SEC that are incorporated by reference, as of the date hereof, we have no plans, proposals or negotiations (although we often consider such matters in the ordinary course of our business and intend to continue to do so in the future) that relate to or would result in:

(a) any material change in our present dividend rate or policy, or our indebtedness or capitalization;

(b) any change in our present Board of Directors or management, including, but not limited to, any plans or proposals to change the number or the terms of directors or to fill any existing Board vacancies or to change any material term of the employment contract of any executive officer;

(c) any other material change in our corporate structure or business;

(d) our common stock being delisted from any national securities exchange or ceasing to be authorized for quotation in an automated quotation system operated by a national securities association;

(e) our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act;

(f) the suspension of our obligation to file reports pursuant to Section 15(d) of the Securities Exchange Act;

(g) the acquisition by any person of an additional amount of our securities or the disposition of an amount of any of our securities; or

(h) any change in our certificate of incorporation or bylaws, or any actions which could impede the acquisition of control of us by any person.

NEITHER WE NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION AS TO WHETHER YOU SHOULD ELECT TO EXCHANGE YOUR OPTIONS, NOR HAVE WE AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. YOU ARE URGED TO EVALUATE CAREFULLY ALL OF THE INFORMATION PROVIDED IN CONNECTION WITH THIS OFFER. YOU MUST MAKE YOUR OWN DECISION WHETHER TO ELECT TO EXCHANGE YOUR OPTIONS.

3.	Procedures for Electing to Exchange Options.

Proper Exchange of Options. If you currently hold outstanding options that are eligible for this Offer, you will receive an e-mail with instructions on how to log into the stock option exchange website. The URL for this site is https://IDT.equitybenefits.com.

This site will contain information about your eligible options and provide instructions on how to submit your outstanding eligible options for exchange. To validly elect to exchange your eligible options pursuant to this Offer, you must, in accordance with the terms of the electronic Election Form, complete and submit the electronic Election Form prior to 9:00 p.m. Pacific Time on October 30, 2009, unless this Offer is extended. You will receive a confirmation by e-mail within 48 hours of your election to participate. If you have technical difficulties with the Offer website, please contact Dorene Hayes at dorene.hayes@idt.com to arrange an alternate mode of election.

If you are not able to submit your election electronically via the Offer website as a result of technical failures, such as the website being unavailable or the website not accepting your election, or if you do not otherwise have access to the Offer website for any reason (including lack of internet services), you must complete a paper Election Form and return it to Dorene Hayes at dorene.hayes@idt.com or via facsimile at (408) 574-6740 prior to 9:00 p.m. Pacific Time on October 30, 2009 (unless this Offer is extended). To obtain a paper Election Form, please either print the Election Form from the Offer website or contact Dorene Hayes via e-mail at dorene.hayes@idt.com or call Dorene Hayes at (408) 574-6618.

If you do not turn in your Election Form prior to 9:00 p.m. Pacific Time on the completion date, then you will not participate in this Offer, and all stock options currently held by you will remain intact at their original price and with their original terms.

THE METHOD OF DELIVERY OF ALL DOCUMENTS, INCLUDING ELECTION FORMS AND ANY OTHER REQUIRED DOCUMENTS, IS AT THE ELECTION AND RISK OF THE ELECTING OPTION HOLDER. IT IS YOUR RESPONSIBILITY TO ALLOW SUFFICIENT TIME TO ENSURE TIMELY DELIVERY TO AND RECEIPT BY US.

Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects. We will determine, in our discretion, all questions as to the validity, form, eligibility, including time of receipt, and acceptance of any documentation relating to the tender of options for exchange. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any or all elections to exchange options that we determine are not in appropriate form or that we determine are unlawful to accept or not timely made. We also reserve the right, in our reasonable discretion, to waive any of the conditions of this Offer or any defect or irregularity in any election. If we waive any of the conditions of this Offer we will do so for all option holders. No election to exchange options will be deemed to have been properly made until all defects or irregularities have been cured by the electing option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in elections, nor will anyone incur any liability for failure to give any such notice.

Our Acceptance Constitutes an Agreement. Your election to exchange options pursuant to the procedures described above constitutes your acceptance of the terms and conditions of this Offer. OUR ACCEPTANCE OF THE OPTIONS THAT YOU ELECT TO EXCHANGE PURSUANT TO THIS OFFER WILL CONSTITUTE A BINDING AGREEMENT BETWEEN US AND YOU UPON THE TERMS AND SUBJECT TO THE CONDITIONS OF THIS OFFER.

Subject to our rights to extend, terminate and amend this Offer, we currently expect that we will accept promptly after 9:00 p.m. Pacific Time on the completion date of this Offer all properly elected options that have not been validly withdrawn.

4.	Rights to Change and Withdraw Elections.

You can only change and withdraw your elected options in accordance with the provisions of this Section 4.

You can change or withdraw your elected options at any time prior to 9:00 p.m. Pacific Time on the completion date. If the completion date is extended by us, you can change or withdraw your elected options at any time until the extended completion date of this Offer.

In addition, although we intend to accept all validly tendered options promptly after 9:00 p.m. Pacific Time on the completion date of this Offer, if we have not accepted your options within 40 business days of the commencement of this Offer, you may withdraw your tendered options at any time thereafter.

To validly change or withdraw elected options, you must submit a new Election Form that does not select any new options and submit the new Election Form prior to 9:00 p.m. Pacific Time on October 30, 2009, unless this Offer is extended. If you have technical difficulties with the Offer website, please contact Dorene Hayes at dorene.hayes@idt.com or call Dorene Hayes at (408) 574-6618 to arrange an alternate mode of withdrawal. If you are not able to submit your withdrawal electronically via the Offer website as a result of technical failures, such as the website being unavailable or the website not accepting your election, or if you do not otherwise have access to the Offer website for any reason (including lack of internet services), you must complete a paper Election Form and return it to Dorene Hayes at dorene.hayes@idt.com or via facsimile at (408) 574-6740 prior to 9:00 p.m. Pacific Time on October 30, 2009 (unless the Offer is extended). To obtain a paper Election Form, please either print the Election Form from the Offer website or contact Dorene Hayes via e-mail at dorene.hayes@idt.com or call Dorene Hayes at (408) 574-6618.

Providing us with a properly completed and validly submitted new Election Form that does not select any options will constitute a proper notice of withdrawal. It is your responsibility to confirm that we received your new Election Form indicating the withdrawal of your elected options prior to 9:00 p.m. Pacific Time on the completion date of this Offer. If you elect to change or withdraw options, you must change or withdraw all or none of the outstanding options granted to you on the same grant date with the same grant number and at the same exercise price.

Neither IDT nor any other person is obligated to give notice of any defects or irregularities in any election change or withdrawal, nor will anyone incur any liability for failure to give any such notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of notices or elections of withdrawal. Our determination of these matters will be final and binding.

5.	Acceptance of Options for Exchange and Grant of Replacement Options.

Upon the terms and subject to the conditions of this Offer, including those conditions listed in Section 6 below, and promptly following 9:00 p.m. Pacific Time on the completion date of this Offer, we will accept for exchange and cancel options properly elected for exchange and not validly withdrawn prior to 9:00 p.m. Pacific Time on the completion date of this Offer. Once your options have been accepted for exchange, you will receive a confirmation notice promptly following 9:00 p.m. Pacific Time on the completion date of this Offer confirming that your options have been accepted for exchange and cancelled.

If your options are properly elected for exchange and accepted by us, we will cancel your options on the completion date of this Offer, and you will be granted replacement options on the completion date of the Offer.

If you are no longer an employee with IDT or any of IDT’s majority-owned subsidiaries, whether voluntarily, involuntarily, or for any other reason before your replacement options are granted, you will not be able to participate in this Offer. Also, if you change your place of residence to a country where this Offer is prohibited under local regulations, you will not be able to participate in this Offer.

ACCORDINGLY, IF YOU ARE NOT AN ELIGIBLE EMPLOYEE OF IDT OR ANY OF IDT’S MAJORITY-OWNED SUBSIDIARIES AS DESCRIBED ABOVE ON THE COMPLETION DATE OF THE OFFER, EVEN IF YOU HAD ELECTED TO PARTICIPATE IN THIS OFFER AND HAD TENDERED YOUR OPTIONS FOR EXCHANGE, YOUR TENDER WILL AUTOMATICALLY BE DEEMED WITHDRAWN AND YOU WILL NOT PARTICIPATE IN THIS OFFER. YOU WILL RETAIN YOUR OUTSTANDING OPTIONS IN ACCORDANCE WITH THEIR CURRENT TERMS AND CONDITIONS. IN THE CASE OF TERMINATION OF YOUR EMPLOYMENT, YOU MAY EXERCISE YOUR OUTSTANDING OPTIONS DURING A LIMITED PERIOD OF TIME FOLLOWING THE TERMINATION OF EMPLOYMENT IN ACCORDANCE WITH THEIR TERMS TO THE EXTENT THAT THEY ARE VESTED.

For purposes of this Offer, we will be deemed to have accepted for exchange options that are validly elected for exchange and not properly withdrawn, when we give written notice to the option holders of our acceptance for exchange of such options; such notice may be given by press release, e-mail or letter. Subject to our rights to extend, terminate and amend this Offer, we expect that you will receive your replacement option agreement as promptly as practicable after the completion date of the Offer.

6.	Conditions of this Offer.

Notwithstanding any other provision of this Offer, we will not be required to accept any options elected for exchange, and we may terminate or amend this Offer, or postpone our acceptance and cancellation of any options elected for exchange, in each case subject to certain limitations, if at any time on or after October 2, 2009 and prior to 9:00 p.m. Pacific Time on the completion date of this Offer any of the following events has occurred, or in our reasonable judgment, has been determined by us to have occurred, regardless of the circumstances giving rise thereto, other than acts or omissions to act by us:

(a) there shall have been threatened or instituted or be pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of this Offer, the acquisition of some or all of the options elected for exchange pursuant to this Offer or the issuance of replacement options;

(b) there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to this Offer or us, by any court or any authority, agency or tribunal that would or might directly or indirectly:

(i) make the acceptance for exchange of, or issuance of replacement options for, some or all of the options elected for exchange illegal or otherwise restrict or prohibit consummation of this Offer;

(ii) delay or restrict our ability, or render us unable, to accept for exchange or grant replacement options for some or all of the options elected for exchange; or

(iii) materially and adversely affect the business, condition (financial or other), income, operations or prospects of IDT;

(c) there shall have occurred:

(i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

(ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

(iii) the commencement or escalation of a war, armed hostilities or other international or national crisis directly or indirectly involving the United States;

(iv) any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that might affect, the extension of credit by banks or other lending institutions in the United States;

(v) any decrease of greater than 50% of the market price of the shares of our common stock or any change in the general political, market, economic or financial conditions in the United States or abroad that could have a material adverse effect on the business, condition (financial or other), operations or prospects of IDT or on the trading in our common stock;

(vi) in the case of any of the foregoing existing at the time of the commencement of this Offer, a material acceleration or worsening thereof; or

(vii) any decline in either the Dow Jones Industrial Average or the Standard and Poor’s Index of 500 Companies by an amount in excess of 10% measured during any time period after the close of business on October 2, 2009;

(d) a tender or exchange offer with respect to some or all of our common stock, or a merger or acquisition proposal for us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed, or we shall have learned that:

(i) any person, entity or group within the meaning of Section 13(d)(3) of the Securities Exchange Act, shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our common stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our common stock, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before October 2, 2009;

(ii) any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before October 2, 2009 shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of our common stock; or

(iii) any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire us or any of the assets or securities of us; or

(e) any of the situations described above existed at the time of commencement of this Offer and that situation, in our reasonable judgment, deteriorates materially after commencement of this Offer; or

(f) any change or changes shall have occurred in the business, condition (financial or other), assets, income, operations, prospects or stock ownership of IDT that, in our reasonable judgment, is or may have a material adverse effect on IDT.

The conditions to this Offer are for our benefit. We may assert them in our discretion regardless of the circumstances giving rise to them prior to 9:00 p.m. Pacific Time on the completion date of this Offer. We may waive them, in whole or in part, at any time and from time to time prior to 9:00 p.m. Pacific Time on the completion date of this Offer, in our reasonable discretion, whether or not we waive any other condition to this Offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Section 6 will be final and binding upon all persons.

7.	Price Range of Common Stock Underlying the Options.

Our common stock is quoted on the Nasdaq Global Select Market under the symbol “IDTI.” The following table shows, for the periods indicated, the high and low sales prices per share of our common stock as quoted on the Nasdaq Global Select Market.

	HIGH	LOW

Fiscal Year Ended March 30, 2008

First Quarter	$16.15	$14.23
Second Quarter	16.64	14.50
Third Quarter	15.24	11.07
Fourth Quarter	11.44	6.94

Fiscal Year Ended March 29, 2009
First Quarter	$12.70	$8.47

Second Quarter	11.40	8.06
Third Quarter	8.33	4.16
Fourth Quarter	6.31	4.03

Fiscal Year Ending March 28, 2010
First Quarter	$6.74	$4.25
Second Quarter	7.44	5.69
Third Quarter	6.81	6.41

As of September 30, 2009, the last reported sale price of our common stock, as reported by the Nasdaq Global Select Market, was $6.76 per share.

WE RECOMMEND THAT YOU OBTAIN CURRENT MARKET QUOTATIONS FOR OUR COMMON STOCK BEFORE DECIDING WHETHER TO ELECT TO EXCHANGE YOUR OPTIONS.

8.	Source and Amount of Consideration; Terms of Replacement Options.

Consideration. We will grant replacement options, subject to applicable laws and regulations, to purchase common stock under the 2004 Plan, in exchange for outstanding eligible options properly elected for exchange and accepted by us. The number of shares of common stock subject to the replacement options to be granted to each option holder will be determined using the exchange ratio set forth below, subject to adjustments for any stock splits, stock dividends and similar events affecting the common stock, in accordance with the terms of the 2004 Plan.

The exchange ratio for the Option Exchange is 3 to 1 (that is, for every 3 shares underlying an existing eligible option, one share will underlie a replacement option granted in the Option Exchange).

We will not grant any replacement options to purchase fractional shares. Instead, if the exchange ratio yield a fractional amount of shares, we will round down to the nearest whole number of shares with respect to each option on a grant-by-grant basis.

As of September 25, 2009, there were outstanding eligible options to purchase an aggregate of 30,474,785 shares of the Company’s common stock. If 100% of eligible options were to be exchanged and replacement options granted in accordance with the exchange ratio set out above, the number of shares underlying such replacement options would be approximately 5,259,424.

Terms of Replacement Options. The replacement options will have the terms and be subject to the conditions as provided for in the 2004 Plan. With respect to cancelled options granted under the 2004 Plan, the terms and conditions of the replacement options will be similar to the cancelled options, except that: (i) the replacement options will be granted on the date that the tendered options are cancelled; (ii) the replacement options will vest 33% on the first anniversary of the completion date of the Option Exchange and in substantially equal installments monthly thereafter over the subsequent two years, subject to continued employment with IDT or any of IDT’s majority-owned subsidiaries through the applicable vest dates, unless otherwise prohibited under local law; (iii) the exercise price of the replacement option will be the closing sales price of our common stock on the completion date of the Offer; (iv) the replacement options will have a new five-year term measured from the completion date of the Offer; and (v) the number of shares underlying the replacement options will be determined pursuant to the exchange ratio as described above.

The terms and conditions of your existing options are set forth in the applicable equity incentive plan under which they were granted. The description of the replacement options set forth herein is only a summary of some of the material provisions of the 2004 Plan, but is not complete. These descriptions are subject to, and qualified in their entirety by reference to, the actual provisions of the 2004 Plan. Information regarding our equity incentive plans may be found in the S-8 Registration Statements and related prospectuses prepared by us in connection with each of our equity incentive plans. Copies of our equity incentive plans and related prospectuses are available at http://stock.idt.com or upon request by contacting Stock Administration at IDT. Copies will be provided promptly at our expense.

NOTHING IN THIS DOCUMENT SHOULD BE CONSTRUED TO CONFER UPON YOU THE RIGHT TO REMAIN AN EMPLOYEE OF THE COMPANY OR ANY OF ITS SUBSIDIARIES. THE TERMS OF YOUR EMPLOYMENT OR SERVICE WITH US REMAIN UNCHANGED. WE CANNOT GUARANTEE OR PROVIDE YOU WITH ANY ASSURANCE THAT YOU WILL NOT BE SUBJECT TO INVOLUNTARY TERMINATION OR THAT YOU WILL OTHERWISE REMAIN IN OUR EMPLOY OR SERVICE UNTIL THE REPLACEMENT OPTION GRANT DATE OR AFTER THAT DATE.

IF YOU EXCHANGE ELIGIBLE OPTIONS FOR REPLACEMENT OPTIONS AND YOU CEASE TO BE AN EMPLOYEE OF THE COMPANY OR ANY OF ITS MAJORITY-OWNED SUBSIDIARIES BEFORE THE REPLACEMENT OPTIONS ARE FULLY VESTED, YOU WILL FORFEIT ANY UNVESTED PORTION OF YOUR REPLACEMENT OPTION.

Exercise. Generally, you may exercise the vested portion of your replacement option at any time. If, however, your employment with IDT or any of IDT’s majority-owned subsidiaries terminates prior to any portion of your replacement option becoming vested, you will not be able to exercise any unvested portion of your replacement option.

U.S. Federal Income Tax Consequences of Options. You should refer to Section 13 for a discussion of material U.S. federal income tax consequences of the replacement options, as well as the consequences of accepting or rejecting the new nonstatutory stock options under this Offer. You should refer to the relevant tax disclosure discussion under Schedule A for a discussion of the tax consequences of participating in this Offer in your country of residence if your country of residence is not the United States.

Registration of Option Shares. All shares of common stock issuable upon exercise of options under our equity incentive plans, including the shares that will be issuable upon exercise of all replacement options, have been registered under the Securities Act of 1933 on one or more registration statements on Form S-8 filed with the Securities and Exchange Commission. Unless you are considered an “affiliate” of IDT (as defined under the Securities Exchange Act of 1934), you will be able to sell your option shares free of any transfer restrictions under SEC Rule 144 promulgated under the Securities Act of 1933.

2004 Equity Plan

The 2004 Plan permits the grant of the following types of awards: nonstatutory stock options, incentive stock options, stock appreciation rights, restricted stock awards and restricted stock units. The 2004 Plan is intended to attract, motivate, and retain employees, consultants, and non-employee directors who provide significant services to us. The 2004 Plan also is intended to further our growth and profitability.

Administration of the Plan

Our Board of Directors or a delegate or committee appointed by our Board of Directors (the “Committee”) administers the 2004 Plan.

Subject to the terms of the 2004 Plan, the Committee has the sole discretion to select the employees and consultants who will receive awards under the 2004 Plan, determine the terms and conditions of awards (for example, the exercise price and vesting schedule), and interpret the provisions of the 2004 Plan and outstanding awards under the 2004 Plan. The Committee may delegate any part of its authority and powers under the 2004 Plan to one or more directors and/or officers of IDT, but only the Committee itself can grant stock options or make awards to participants who are officers of IDT.

Eligibility to Receive Awards; Performance Criteria

The Committee selects the employees and consultants who will be granted awards under the 2004 Plan. Incentive stock options can only be granted to employees. No individual may receive more than 1,000,000 shares subject to awards granted under the 2004 Plan in any calendar year.

In determining whether an award should be made, and/or the vesting schedule for any such award, the Committee may impose whatever conditions to vesting that it determines to be appropriate.

Stock Options

A stock option is the right to purchase shares of IDT’s common stock at a fixed exercise price for a fixed period of time. Under the 2004 Plan, the Committee may grant nonstatutory and incentive stock options. The Committee will determine the number of shares covered by each option.

The exercise price of the shares subject to each nonstatutory stock option and incentive stock option cannot be less than 100 percent of the fair market value of our common stock on the date of the grant.

Any option granted under the 2004 Plan cannot be exercised until it becomes vested. The Committee establishes the vesting schedule of each option at the time of the grant. Options become exercisable at the times and on the terms established by the Committee. Options granted under the 2004 Plan expire at the times established by the Committee, but not later than 10 years after the grant date.

The exercise price of each option granted under the 2004 Plan must be paid in full at the time of the exercise. The Committee may also permit payment through the tender of shares that are already owned by the participant, or by any other means that the Committee determines to be consistent with the purpose of the 2004 Plan. The participant must pay any taxes IDT is required to withhold at the time of the exercise.

Change in Control

In the event of a merger or sale of substantially all of our assets, the successor corporation will either assume or provide a substitute award for each outstanding award. In the event the successor corporation refuses to assume or provide a substitute award, the Committee will provide at least 5 business days notice that the award will immediately vest and become exercisable as applicable as to all of the shares subject to such award and that such award will terminate upon the expiration of such notice period.

Non-Transferability of Awards

Unless a participant’s employment or award agreement provides otherwise, an award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the participant, only by the participant.

Amendment and Termination of the 2004 Plan and Prohibition on Repricing or Exchange of Awards Without Stockholder Approval

The Board generally may amend or terminate the 2004 Plan at any time and for any reason; provided, however, that the Board cannot reprice or otherwise exchange awards under the 2004 Plan, amend the 2004 Plan to increase the number of shares available under the 2004 Plan, or change the class of employees eligible to participate in the 2004 Plan without stockholder consent.

IMPORTANT NOTE. THE STATEMENTS IN THIS OFFER CONCERNING THE 2004 PLAN AND THE REPLACEMENT OPTIONS ARE MERELY SUMMARIES AND DO NOT PURPORT TO BE COMPLETE. THE STATEMENTS ARE SUBJECT TO, AND ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO, ALL PROVISIONS OF THE 2004 PLAN. PLEASE CONTACT US AT INTEGRATED DEVICE TECHNOLOGY, INC., 6024 SILVER CREEK VALLEY ROAD, SAN JOSE, CALIFORNIA 95138 ATTN: DORENE HAYES; OR VISIT OUR STOCK ADMINISTRATION WEBSITE AT HTTP://STOCK.IDT.COM TO RECEIVE A COPY OF THE 2004 PLAN OR PROSPECTUS.

9.	Information Concerning IDT.

We design, develop, manufacture and market a broad range of low power, high-performance mixed signal semiconductor solutions for the advanced communications, computing and consumer industries. Our communications products target markets including the core, metro, access, enterprise, small office/home office (SOHO), data center and wireless markets. Our computer products are designed specifically for desktop, notebook, sub-notebook, storage and server applications while our consumer products are optimized for gaming consoles, set-top boxes, digital TV and smart phones.

With best-in-class talent, technology and a forward-thinking product-development philosophy targeted at digital media, IDT enables the industry to transport, process and deliver digital media. We do this by developing detailed systems-level knowledge and applying our fundamental semiconductor heritage to create essential solutions to the compelling technology problems faced by our customers.

IDT was incorporated in California in 1980 and reincorporated in Delaware in 1987. Our mailing address and executive offices are located at 6024 Silver Creek Valley Road, San Jose, California 95138. Our phone number is (408) 284-8200. Unless otherwise indicated, references in this report to “IDT,” “our,” “us,” “we” and “the Company” include our majority-owned subsidiaries.

Additional Financial Information. The following summary financial data (in United States dollars) is derived from our consolidated financial statements, as filed with the SEC. The summary financial data should be read in conjunction with the consolidated financial statements and notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Annual Report on Form 10-K for the fiscal year ended March 29, 2009 filed with the SEC on May 20, 2009, and our Quarterly Report on Form 10-Q for the period ended June 28, 2009, filed with the SEC on August 6, 2009.

	Years Ended		Quarter Ended
Summary Financial Data	March 29, 2009	March 30, 2008	June 28, 2009	June 29, 2008
Operating Data	(In thousands, except per share amounts)

Revenues	$663,245	$781,467	$115,954	$188,208
Gross profit	274,449	339,332	47,165	84,459
Operating income (loss)	(1,043,835)	12,025	(14,585)	7,875

Net income (loss)	$(1,045,167)	$34,179	$(14,121)	$9,154
Net income (loss) attributable to IDT common stockholders per share
Basic and diluted
Net income (loss)	$(6.22)	$0.18	$(0.09)	$0.05

Balance Sheet Data	March 29, 2009	March 30, 2008	June 28, 2009
	(In thousands, except of ratios of earnings to fixed charges)

Current assets	$442,266	$433,170	$440,133

Non-current assets	$236,101	$1,350,083	$230,974

Current liabilities	$82,858	$115,716	$84,452

Non-current liabilities	$38,441	$46,715	$38,593

Total stockholders’ equity	$557,068	$1,620,822	$548,062

Ratio of Earnings to Fixed Charges	(1)	281	(1)

(1)	Earnings for the fiscal year ended March 29, 2009 and for the three months ended June 28, 2009 were inadequate to cover fixed charges by $1,044,030 and $13,179, respectively.

The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. For the purposes of computing the ratio of earnings to fixed charges, earnings represent income from continuing operations before provision for income taxes. Fixed charges consist of interest expense. Interest expense consists of the portion of rent expense estimated to be representative of the interest factor. We had a book value of $3.31 per share as of June 28, 2009 (calculated using the book value of approximately $548 million as of June 28, 2009, divided by the number of outstanding shares of approximately 165.6 million as of June 28, 2009). See “Additional Information” under Section 16 for instructions on how you can obtain copies of our SEC reports that contain our audited financial statements and unaudited financial data.

10.	Interests of Directors, Officers and Affiliates; Transactions and Arrangements Concerning the Options.

A list of our directors and executive officers is attached to this Option Exchange as Schedule B.

As of September 27, 2009, our executive officers and non-employee directors (19 persons) as a group beneficially owned options outstanding under our equity incentive plans to purchase a total of approximately 6,006,847 shares of our common stock. This number represented approximately 19.92% of the shares subject to all options outstanding under our equity incentive plans as of that date. Our executive officers subject to the provisions of Section 16 of the Exchange Act and members of our Board of Directors are not eligible to participate in this Offer.

Except for outstanding options to purchase common stock and restricted stock awards granted from time to time to certain of our employees (including executive officers) and non-employee directors pursuant to our equity incentive plans, and except as set forth in this Option Exchange, neither we nor any person controlling us nor, to our knowledge, any of our directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the offer with respect to any of our securities (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations).

Our executive officers who are subject to the provisions of Section 16 of the Exchange Act are not eligible to participate in the Option Exchange.

The following table sets forth the beneficial ownership of the Company’s executive officers and non-employee directors of options outstanding as of September 27, 2009. The percentages in the table below are based on the total number of outstanding options (i.e., whether or not eligible for exchange) to purchase our common stock, which was 30,148,825 as of September 27, 2009.

Name of Beneficial Owner	Number of Options Beneficially Owned	Percentage of Total Outstanding Options
Directors
John Schofield	60,000	0.20%
Theodore Tewksbury	800,000	2.65%
Ron Smith	90,000	0.30%
Lew Eggebrecht	102,609	0.34%
Gordon Parnell	50,000	0.17%
Umesh Padval	40,000	0.13%
Donald Schrock	0	0.00%

Executive Officers
Vince Tortolano	100,000	0.33%
Chuen-Der Lien	605,366	2.01%
Ji Park	408,003	1.35%
Derek Dicker	177,000	0.59%
Ram Iyer	542,968	1.80%
Fred Zust	639,985	2.12%
Mike Hunter	724,754	2.40%
Chad Taggard	213,000	0.71%
Mario Montana	245,074	0.81%
Mansour Izadinia	200,000	0.66%
Jimmy Lee	772,148	2.56%
Theodore Tewksbury	800,000	2.65%
Richard Crowley	236,000	0.78%

All directors and executive officers as a group (19 persons)	6,006,847	19.92%

Except as otherwise described in this Offer to Exchange or in our filings with the SEC, there have been no transactions in options to purchase our common stock or in our common stock which were effected during the past 60 days by IDT, or to our knowledge, by any executive officer, director or affiliate of IDT. For more detailed information on the beneficial ownership of our common stock, you can consult the section entitled “Security Ownership of Certain Beneficial Owners and Management” in our definitive proxy statement for our 2009 annual meeting of stockholders.

No securities are to be purchased from any executive officer, director or affiliate of IDT pursuant to this Offer.

11.	Status of Options Acquired by Us in this Offer; Accounting Consequences of this Offer.

Shares subject to options originally granted under the 2004 Plan that are surrendered pursuant to this Offer will be returned to the 2004 Plan and will be eligible for future awards under the 2004 Plan. All other surrendered options will be cancelled on the completion date of this Offer and the shares subject to the surrendered options will not be eligible to be reissued.

We have adopted the provisions of Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (SFAS 123R). Under SFAS 123R, we expect to recognize the incremental compensation cost, if any, of the new stock option awards granted in this Offer. The incremental compensation cost will be measured as the excess, if any, of the fair value of each new stock option award granted to employees in exchange for surrendered stock options, measured as of the date such awards are granted, over the fair value of the original stock option surrendered in exchange for such awards, measured immediately before the exchange. The incremental and remaining compensation expense associated with this Offer will be recognized over the service period of such awards. If any portion of the new stock option awards granted is forfeited prior to the completion of the service condition due to termination of employment, the compensation cost for the forfeited portion of the award will not be recognized.

12.	Agreements; Legal Matters; Regulatory Approvals.

We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of options and issuance of replacement options as contemplated by this Offer. If any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign is required for the acquisition or ownership of our options and a procedure for obtaining such approval is practically available, as contemplated herein, we presently contemplate that we will undertake commercially reasonable steps to obtain such approval or take such other action. We are unable to predict whether we may in the future determine that we are required to delay the acceptance of options or not accept options for exchange pending the outcome of any such matter. We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation under this Offer to accept options tendered for exchange and to grant replacement options for options tendered for exchange is subject to conditions, including the conditions described in Section 6.

13.	Material U.S. Federal Income Tax Consequences.

CIRCULAR 230 DISCLAIMER: THE FOLLOWING DISCLAIMER IS PROVIDED IN ACCORDANCE WITH THE INTERNAL REVENUE SERVICE’S CIRCULAR 230 (21 C.F.R. PART 10). THIS ADVICE IS NOT INTENDED OR WRITTEN TO BE USED, AND IT CANNOT BE USED BY YOU, FOR THE PURPOSE OF AVOIDING ANY PENALTIES THAT MAY BE IMPOSED ON YOU. YOU SHOULD SEEK ADVICE BASED ON YOUR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

The following is a discussion of the material United States federal income tax consequences of participating in the exchange of eligible options and the grant of replacement options pursuant to the exchange offer for eligible optionholders subject to tax in the United States. This discussion is based on the U.S. Internal Revenue Code (referred to in this document as the “Code”), its legislative history, U.S. Treasury Department regulations, and administrative and judicial interpretations in effect as of September 2009. This discussion is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible optionholders. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this discussion may be out of date at the time the replacement options are granted, you exercise the replacement options or you sell shares acquired at exercise of the replacement options.

If you are a citizen or resident of, or are otherwise subject to the tax laws of, another country, or change your residence or citizenship during the term of this Offer, the information contained in this discussion may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in the United States apply to your specific situation. Please refer to Schedule A of this document if you reside outside the U.S.

If you are an option holder who chooses to exchange outstanding nonstatutory stock options for replacement options, you should not be required to recognize income for U.S. federal income tax purposes at the time of the exchange. Your replacement options will be nonstatutory stock options for purposes of U.S. tax law. Under current law, an option holder generally will not realize taxable income upon the grant of a nonstatutory stock option. However, when an option holder exercises the option, the difference between the exercise price of the option and the fair market value of the shares subject to the option on the date of exercise will be compensation income taxable to the option holder.

We generally will be entitled to a deduction equal to the amount of compensation income taxable to the option holder if we comply with eligible reporting requirements.

If this Offer is open for thirty (30) calendar days or more, incentive stock options held by eligible employees who do not participate in this Offer will be considered to have been modified as of the date this Offer commenced, which will be considered a new date of grant for purposes of determining whether the employee will receive favorable U.S. tax treatment with respect to the incentive stock options. As a result, if this Offer is open for thirty (30) calendar days or more in order to receive favorable U.S. tax treatment with respect to any such incentive stock option, you must not dispose of any shares acquired with respect to the incentive stock option until the passage of more than two years from the commencement date (that is, more than two years from October 2, 2009) and more than one (1) year after the exercise of the option (even if you do not exchange your incentive stock options for new stock options). If these holding periods (and all other incentive stock option requirements) are met, the excess of the sale price of the option shares over the exercise price of the option will be treated as long-term capital gain. If this Offer is open for less than thirty (30) days then the Offer will have no impact on eligible options which are incentive stock options. For more detailed information, please see the information regarding nonstatutory stock options above.

Upon disposition of the shares acquired upon exercise of a nonstatutory option, any gain or loss is treated as capital gain or loss.

IF YOU RESIDE OUTSIDE THE UNITED STATES THE INFORMATION CONTAINED IN THIS SECTION MAY NOT BE APPLICABLE TO YOU. YOU ARE ADVISED TO REVIEW THE COUNTRY SPECIFIC DISCLOSURES IN SCHEDULE A ATTACHED HERETO AND TO CONSULT WITH AN APPROPRIATE PROFESSIONAL ADVISOR AS TO HOW LOCAL TAX OR OTHER LAWS OF YOUR COUNTRY OF RESIDENCE APPLY TO YOUR SPECIFIC SITUATION.

PLEASE NOTE THAT TAX LAWS CHANGE FREQUENTLY AND VARY WITH INDIVIDUAL CIRCUMSTANCES AND INDIVIDUAL FOREIGN JURISDICTIONS. PLEASE CONSULT A TAX ADVISOR TO DETERMINE THE TAX CONSIDERATIONS RELEVANT TO YOUR PARTICIPATION IN THIS OFFER.

14.	Extension of Offer; Termination; Amendment.

We expressly reserve the right, in our discretion, at any time and from time to time, and regardless of whether or not any event set forth in Section 6 has occurred or is deemed by us to have occurred, to extend the period of time during which this offer is open, and thereby delay the acceptance for exchange of any options, by giving oral or written notice of such extension to the option holders eligible to participate in the exchange or making a public announcement thereof.

We also expressly reserve the right, in our reasonable judgment, prior to 9:00 p.m. Pacific Time on the completion date of this Offer, to terminate or amend this Offer and to postpone our acceptance and cancellation of any options elected for exchange upon the occurrence of any of the conditions specified in Section 6 by giving oral or written notice of such termination, amendment or postponement to the option holders eligible to participate in the exchange and making a public announcement thereof. We will return the options elected for exchange promptly after termination or withdrawal of an offer to exchange.

Subject to compliance with applicable law, we further reserve the right, in our discretion, and regardless of whether any event set forth in Section 6 has occurred or is deemed by us to have occurred, to amend this Offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in this Offer to option holders or by decreasing or increasing the number of options being sought in this Offer.

Amendments to this Offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the amendment must be issued no later than 6:00 a.m. Pacific Time on the next U.S. business day after the last previously scheduled or announced completion date. Any public announcement made pursuant to this Offer will be disseminated promptly to option holders in a manner reasonably designed to inform option holders of such change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a press release to the Dow Jones News Service.

If we materially change the terms of this Offer or the information concerning this Offer, or if we waive a material condition of this Offer, we will extend this Offer. Except for a change in price or a change in percentage of securities sought, the amount of time by which we will extend this Offer following a material change in the terms of this Offer or information concerning this Offer will depend on the facts and circumstances, including the relative materiality of such terms or information. If we decide to take any of the following actions, we will publish notice or otherwise notify you of such action in writing after the date of such notice:

(a) we increase or decrease the amount of consideration offered for the options;

(b) we decrease the number of options eligible to be elected for exchange in this Offer; or

(c) we increase the number of options eligible to be elected for exchange in this Offer by an amount that exceeds 2% of the shares of common stock issuable upon exercise of the options that are subject to this Offer immediately prior to the increase;

and if this Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth U.S. business day from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified in this Section 14 of this Offer, we will extend this Offer so that this Offer is open at least ten U.S. business days following the publication, sending or giving of notice.

15.	Fees and Expenses.

We will not pay any fees or commissions to any broker, dealer or other person for soliciting elections to exchange options pursuant to this Offer.

16.	Additional Information.

We recommend that, in addition to this Offer to Exchange and the Election Form, you review the following materials that we have filed with the SEC before making a decision on whether to elect to exchange your options:

(a) IDT’s Annual Report on Form 10-K for the period ended March 29, 2009, filed with the SEC on May 20, 2009.

(b) IDT’s Definitive Proxy Statement for the 2009 Annual Meeting of Stockholders, filed with the SEC on August 7, 2009.

(c) IDT’s Quarterly Report on Form 10-Q for the period ended June 28, 2009, filed with the SEC on August 6, 2009.

(d) The description of IDT’s common stock included in IDT’s Registration Statement on Form 8-A, filed with the SEC on July 19, 1984, including any amendments or reports we file or have filed for the purpose of updating that description.

These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined at, and copies may be obtained from, the SEC public reference rooms located at:

100 F Street, N.E.

Washington, D.C. 20549

You may obtain information on the operation of the public reference room by calling the SEC at (202) 551-8090.

Our SEC filings are also available to the public on the SEC’s internet site at http://www.sec.gov.

We will also provide, without charge, to each person to whom a copy of this Option Exchange is delivered, upon the written or oral request of any such person, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to:

Integrated Device Technology, Inc.

Attention: Dorene Hayes

6024 Silver Creek Valley Road

San Jose, California 95138

or by telephoning us at (408) 284-8200.

As you read the foregoing documents, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this Option Exchange, you should rely on the statements made in the most recent document.

The information contained in this Option Exchange about IDT should be read together with the information contained in the documents to which we have referred you.

17.	Miscellaneous.

This Option Exchange and our SEC reports referred to above include “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negative of such terms or other comparable terminology. These statements involve known and unknown risks, uncertainties, and other factors that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. These factors include, among other things, those listed in our most recently filed report on Form 10-K or Form 10-Q.

The safe harbor provided in the Private Securities Litigation Reform Act of 1995, by its terms, does not apply to statements made in connection with this Offer.

We are not aware of any jurisdiction where the making of this Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of this Offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, this Offer will not be made to, nor will elections to exchange options be accepted from or on behalf of, the option holders residing in such jurisdiction.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD ELECT TO EXCHANGE OR REFRAIN FROM EXCHANGING YOUR OPTIONS PURSUANT TO THIS OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR OTHER INFORMATION TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED ELECTION CONCERNING EXCHANGE OF STOCK OPTIONS FORM. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

Integrated Device Technology, Inc.

October 2, 2009

SCHEDULE A

A GUIDE TO TAX & LEGAL ISSUES FOR NON-U.S. EMPLOYEES

Canada

The following is a discussion of the material tax consequences of participating in the exchange of eligible options and the grant of replacement options pursuant to the Offer to Exchange for eligible optionholders subject to tax in Canada. This discussion is based on the law in effect in Canada as of September 2009. This discussion is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible optionholders. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this discussion may be out of date at the time the replacement options are granted, you exercise the replacement options or you sell shares acquired at exercise of the replacement options.

If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this discussion may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in Canada apply to your specific situation.

Please note that this discussion only addresses Canadian federal tax law. Please consult your personal tax advisor to determine the tax consequences of the Offer to Exchange under the provincial tax laws.

Tax Information

Option Exchange

The exchange of eligible options for replacement options should be treated as a non-taxable exchange, and there should be no recognition of income for income tax purposes or other source withholding requirements upon the grant of the replacement options.

Grant of Replacement Options

You will not be subject to tax when the replacement options are granted to you.

Exercise of Replacement Options

Subject to the deferral provisions discussed in the paragraph below, you will be subject to income tax when you exercise the replacement options on the difference between the fair market value of the shares on the date of exercise and the exercise price (the “spread”). You should be entitled to deduct from income one-half of the spread such that you are subject to tax on only one half of the spread (the “taxable amount”). You will be subject to tax on the taxable amount at your applicable marginal income tax rate.

In addition, you may be eligible to defer taxation of the taxable amount of the spread arising upon exercise (i.e., the remaining one-half of the difference between the fair market value of the shares on the date of exercise and the exercise price) until the earliest of the time that you sell the shares purchased upon exercise, die or become a non-resident of Canada. In order to be eligible for this deferral, you must file an election with your employer by January 15 of the year following the year in which shares are purchased upon exercise of the replacement options. You can defer the tax on the spread at exercise only on the first C$100,000 worth of eligible options that vest in any one year. For the purpose of calculating this limit, the value of an eligible option equals the fair market value of the shares subject to the eligible options at the time the eligible options were granted.

Regardless of whether the deferral applies, you will be subject Canada Pension Plan contributions on the taxable amount at exercise to the extent that you have not already exceeded the year’s maximum pensionable earnings.

Sale of Shares

When you sell the shares acquired at exercise of your replacement options, you will be subject to capital gains tax. The taxable amount of capital gain will be one-half of the difference between the sale price and the “adjusted cost base” of the shares (the “ACB”). In addition, any amount on which taxation was deferred at exercise will become taxable when the shares are sold. Income tax will be assessed on the taxable income at your marginal income tax rate.

The ACB of shares acquired on the exercise of your replacement option will generally be equal to their fair market value at the time they are acquired less any brokerage fees. If you hold other Company ordinary shares, the ACB of each share will generally be determined by averaging the cost of all Company ordinary shares you hold. Averaging will not be required in respect of shares subject to the election to defer tax noted above. Averaging will also not be required in respect of shares which are disposed of within 30 days of being acquired under providing you do not acquire any other Company ordinary shares prior to such sale and you identify the disposed shares in your annual personal income tax return.

Withholding and Reporting

If you exercise your replacement option, following such exercise, your employer will report the taxable amount to the Canada Revenue Agency (“CRA”) on your T4 slip. A copy of the T4 slip containing this information will be delivered to you prior to the last day of February in the year following the year in which you exercise your replacement options. However, where you elect to defer tax at exercise, the T4 slip will simply identify that a deferral election has been made. Your employer will also withhold income tax on the taxable amount at exercise, unless you elect to defer tax.

You must notify your employer immediately upon exercise of your replacement options if you intend to defer any tax due at exercise (as described above), so that your employer does not withhold income tax on the taxable amount. You must use the “Canadian Election to Defer Payment of Tax on Stock Options” form to notify your employer. In addition, for every year you have a balance of deferred stock eligible option income outstanding, you must file a Form T1212 with the CRA, together with your annual tax return.

As discussed above, your employer will also withhold Canada Pension Plan contributions on the taxable amount at exercise to the extent you have not already exceeded the year’s maximum pensionable earnings.

QUEBEC NOTICE

By accepting the terms and conditions contained in the Offer to Exchange and agreeing to participate in the Offer to Exchange, you further agree to the following:

Each eligible optionholder in Quebec who participates in the Offer to Exchange hereby agrees that it is the eligible optionholder’s express wish that all documents evidencing or relating in any way to the Offer to Exchange be drafted in the English language only.

Chaque employé admissible au Québec qui souscrit à l’offre d’échange reconnaît par la présente que c’est sa volonté expresse que tous les documents faisant foi ou se rapportant de quelque manière à l’offre d’échange soient rédigés uniquement en anglais.

China (PRC)

The following is a discussion of the material tax consequences of participating in the exchange of eligible options and the grant of replacement options pursuant to the Offer to Exchange for eligible optionholders subject to tax in China (PRC). This discussion is based on the law in effect in China (PRC) as of September 2009. This discussion is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible optionholders. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this discussion may be out of date at the time the replacement options are granted, you exercise the replacement options or you sell shares acquired at exercise of the replacement options.

If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this discussion may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in China (PRC) apply to your specific situation.

Tax Information

Option Exchange

You likely will not be subject to tax as a result of the exchange of eligible options for the replacement options, although there is no clear guidance set forth in the PRC’s individual income tax (“IIT”) regulations.

Grant of Replacement Options

You will not be subject to tax when the replacement options are granted to you.

Exercise of Replacement Options and Sale of Shares

Due to legal restrictions in China, you will be required to use the cashless sell-all method of exercise. This means that you will be required to immediately sell all of the shares acquired upon exercise of your replacement options. You will receive cash proceeds equal to the difference between the sale price of the shares (i.e., the fair market value of the shares at exercise/sale) and the exercise price, minus any applicable taxes and brokerage fees. You will not be entitled to hold any shares.

You will be subject to income tax on the difference between the fair market value of the shares on the date of exercise/sale and the exercise price (the “spread”). You also may be subject to social insurance contributions on the spread.

Withholding and Reporting

Your employer is required to withhold and report income tax when you exercise your replacement options. Your employer may also be required to withhold social insurance contributions if it is of the opinion that social insurance legislation requires this. You are responsible for paying any difference between the actual tax liability or social insurance liability and the amount withheld.

France

The following is a discussion of the material tax consequences of participating in the exchange of eligible options and the grant of replacement options pursuant to the Offer to Exchange for eligible optionholders subject to tax in France. This discussion is based on the law in effect in France as of September 2009. This discussion is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible optionholders. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this discussion may be out of date at the time the replacement options are granted, you exercise the replacement options or you sell shares acquired at exercise of the replacement options.

If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this discussion may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in France apply to your specific situation.

Tax Information

Option Exchange

You likely will not be subject to tax as a result of the exchange of eligible options for the replacement options.

Grant of Replacement Options

You will not be subject to tax when the replacement options are granted to you.

Exercise of Replacement Options

When you exercise the replacement options, you will be subject to income tax on the difference between the fair market value of the shares on the date of exercise and the exercise price (the “spread”). The spread will be characterized as salary income and taxed at your progressive rate. Social contributions will also be due on the spread at exercise.

Wealth Tax

Shares acquired under the 2004 plan may need to be included in your personal estate and must be declared to the tax authorities if the total amount of your taxable personal estate (including your household’s) exceeds a certain amount (€790,000 for 2009), as valued on January 1. You should consult your personal tax advisor to determine if the shares need to be included in your personal estate for purposes of calculating your wealth tax.

Sale of Shares

When you sell the shares acquired at exercise of your replacement options you will not be subject to capital gains tax if your total proceeds from the sale of securities (including your household’s) during a calendar year do not exceed €25,730 (2009). If your total proceeds (including your household’s) from the sale of securities during a calendar year exceed €25,730, you must pay capital gains tax at the rate presently equal to 30.1% (including social contribution) on the entire capital gain realized on the difference between the sale price of the shares and the fair market value of the shares on the date of exercise.

If the sale proceeds are less than the fair market value of the shares at the time of exercise, you will realize a capital loss. Such capital loss can be offset against capital gains realized from the sale of securities during the year in which you sold the shares and/or during the ten following years. Capital loss cannot be offset against other types of income (such as salary).

Withholding and Reporting

Your employer is not required to withhold income tax when you exercise your replacement options. However, because the spread at exercise of your replacement options will be considered salary income, your employer is required to report such amounts on its annual declaration of salaries (which is filed with the tax and labor authorities) and on your monthly pay slip. In addition, your employer will withhold and pay all applicable social contributions at the time you exercise your replacement options. You are responsible for reporting on your personal income tax return and paying any and all income tax due as a result of your participation in the 2004 plan.

Germany

The following is a discussion of the material tax consequences of participating in the exchange of eligible options and the grant of replacement options pursuant to the Offer to Exchange for eligible optionholders subject to tax in Germany. This discussion is based on the law in effect in Germany as of September 2009. This discussion is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible optionholders. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this discussion may be out of date at the time the replacement options are granted, you exercise the replacement options or you sell shares acquired at exercise of the replacement options.

If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this discussion may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in Germany apply to your specific situation.

Tax Information

Option Exchange

You likely will not be subject to tax as a result of the exchange of eligible options for the replacement options.

Grant of Replacement Options

You will not be subject to tax when the replacement options are granted to you.

Exercise of Replacement Options

If you exercise your replacement options to purchase shares, you will be subject to income tax and social insurance contributions (to the extent you have not exceeded the applicable contribution ceiling). You will be taxed on the difference between the fair market value of the shares at exercise and the exercise price (the “spread”). You will also be subject to a solidarity surcharge and, if applicable, church tax on your income tax liability. The spread is generally included as ordinary income and taxed at your marginal tax rate (tax rates vary depending on several factors). A reduced tax rate may be applicable if the income received under the replacement options qualifies as salary for several years. In this regard it would be decisive that the time of the award and the exercise of the replacement options fall into different calendar years, that the time period between both events is at least 12 months and that all shares awarded under the respective equity incentive plan and exchanged under the Offer to Exchange will be transferred to you within the same calendar year.

Sale of Shares

When you sell the shares acquired at exercise of your replacement options, you will be subject to capital gains tax at a flat rate of 25% (plus a 5.5% solidarity surcharge and, if applicable, church tax at a rate of 8 or 9%), provided you do not own 1% or more of IDT’s stated capital (and have not owned 1% or more at any time in the last five years) and the shares are not held as a business asset. If this flat tax rate exceeds your personal income tax rate, you may elect in your income tax return for your personal income tax rate to apply.

The annual tax-free threshold (for the entire investment income, including capital gains, dividends, interest income, etc.) will be €801 for single taxpayers (or married taxpayers filing separately) or €1,602 for married taxpayers filing jointly. Higher expenses directly attributable to a capital investment will not be deductible as expenses.

Dividends

Any dividends you receive on your shares acquired at exercise of your replacement options will generally be subject to income tax in Germany at a flat tax rate of 25% (plus solidarity surcharge and, if applicable, church tax) subject to (i) you electing your personal income tax rate in your income tax return and (ii) the annual tax-free thresholds, both as outlined above.

Withholding and Reporting

Your employer will withhold and report wage tax and social insurance contributions (to the extent you have not exceeded the applicable contribution ceiling) on the spread. If your regular salary is not sufficient for your employer to deduct wage tax and pay such tax to the competent tax office, your employer will request that you provide the respective amounts enabling your employer to withhold wage tax. Your employer will inform the tax office of such request if you do not meet your obligations. You are responsible for including any income from your replacement options in your annual tax return and for paying any difference between your actual tax liability and the amount withheld. You are also responsible for reporting and paying any tax resulting from the sale of your shares and the receipt of any dividends.

For the collection of the flat 25% tax, a definite withholding tax regime (Abgeltungsteuer) will apply. Generally, if you hold the shares through a domestic bank or a domestic branch of a foreign bank (a “Bank”) the Bank will levy the tax on the dividend or the capital gain by way of withholding. However, in case of capital gains additional rules may become relevant: Since the purchase price of the shares may not be verified for withholding purposes, the Bank might be obliged to levy the 25% tax (plus solidarity surcharge and, if applicable, church tax) on 30% of the sales price of the shares from which you may possibly recover parts later by way of filing an income tax return.

Italy

The following is a discussion of the material tax consequences of participating in the exchange of eligible options and the grant of replacement options pursuant to the Offer to Exchange for eligible optionholders subject to tax in Italy. This discussion is based on the law in effect in Italy as of September 2009. This discussion is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible optionholders. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this discussion may be out of date at the time the replacement options are granted, you exercise the replacement options or you sell shares acquired at exercise of the replacement options.

If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this discussion may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in Italy apply to your specific situation.

Tax Information

Option Exchange

You likely will not be subject to tax as a result of the exchange of eligible options for the replacement options.

Grant of Replacement Options

You will not be subject to tax when the replacement options are granted to you.

Exercise of Replacement Options/Sale of Shares

You will be required to use the cashless sell-all method of exercise. This means that you will be required to immediately sell all the shares acquired at exercise of the replacement options. You will receive cash proceeds equal to the difference between the sale price of the shares (i.e., the fair market value of the shares at exercise/sale) and the exercise price less any applicable income tax and brokerage fees. In this case, you will be subject to personal income tax on the difference between the average of closing prices for the thirty (30) days prior to the date of exercise and the price paid for the acquisition of the shares, as employment income, but you will not be subject to social insurance contributions.

Moreover, if the sale price on the date of exercise/sale is greater than the average of the share closing prices over the month prior to the date of exercise/sale, you will be subject to capital gains substitute tax on the difference. If the sale price on the date of exercise/sale is less than the average of the share closing prices over the month prior to the date of exercise/sale, you will realize a capital loss equal to this difference. This capital loss can be carried forward and used to offset capital gains earned over the following four years.

Withholding and Reporting

The personal income tax applicable on the difference between the average of closing prices for the thirty (30) days prior to the date of exercise and the price paid for the acquisition of the shares will be withheld by IDT on the amounts it owes to you, and if these amounts are not sufficient, you will have to pay the balance to your employer. If IDT has withheld at source the amount of the personal tax due on your employment income, inclusive of such difference, and if you have no other sources of income, you are not obliged to report such income in your annual tax return.

If the sale price is greater than the average of the share closing prices over the month prior to the date of exercise/sale, the capital gains substitute tax will have to be applied on the relative difference in the annual tax return at a rate of 12.5%, provided the shares are a non-qualified shareholding. For this purpose, a shareholding will be a “non-qualified shareholding” if the shares represent 2% or less of the voting rights and 5% or less of the IDT capital, which is highly likely to be the case with your shares. In calculating the capital gain, you may deduct capital losses and any expenses incurred to produce the gain, except interest. If capital losses exceed gains, the difference can be carried forward for the next four years.

Exchange Control Information

You are required to report the following on your annual tax return: (1) transfers of cash or shares to or from Italy exceeding €10,000 performed through brokers non-resident in Italy, (2) the amount of foreign investments held at the end of the calendar year exceeding €10,000 through which a foreign income taxable in Italy can be obtained, and (3) the amount of any transfers taking place to and from Italy, as well as abroad, with regard to your foreign investments. You are exempt from these fulfillments if the foreign shares you acquired are kept in custody or managed by a broker resident in Italy and the income deriving from such shares is perceived through the same brokers.

Japan

The following is a discussion of the material tax consequences of participating in the exchange of eligible options and the grant of replacement options pursuant to the Offer to Exchange for eligible optionholders subject to tax in Japan. This discussion is based on the law in effect in Japan as of September 2009. This discussion is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible optionholders. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this discussion may be out of date at the time the replacement options are granted, you exercise the replacement options or you sell shares acquired at exercise of the replacement options.

If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this discussion may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in Japan apply to your specific situation.

Tax Information

Option Exchange

Although the tax treatment of the Offer to Exchange is unclear under Japanese law, you likely will not be subject to tax as a result of the exchange of eligible options for the replacement options.

Grant of Replacement Options

You will not be subject to tax when the replacement options are granted to you.

Exercise of Replacement Options

When you exercise the replacement options, you will be subject to tax on the difference between the fair market value of the shares on the date of exercise and the exercise price (the “spread”). The spread likely will be characterized as remuneration income and will be taxed at your marginal tax rate. You likely will not be subject to social insurance contributions on the spread when you exercise the replacement options.

Sale of Shares

When you sell the shares acquired at exercise of the replacement options, you will be subject to tax on the gain at sale, calculated as the difference between the sale price and the fair market value on the date of exercise. The gain at sale will be subject to taxation at a flat rate of 20% (15% national tax, 5% local tax). However, with respect to shares of publicly listed companies (including those listed on recognized foreign stock exchanges), if you sell the shares through a broker licensed in Japan, the tax rate will be 10% (7% national tax, 3% local tax) up to an annual limit of ¥5,000,000, if the sale occurs during the period from January 1, 2009 to December 31, 2010 (the gain over such annual limit is subject to 20% (15% national tax, 5% local tax)), or 20% (15% national tax, 5% local tax) if the sale occurs on and after January 1, 2011. Please consult your personal tax advisor regarding whether you will be eligible for a reduced tax rate.

Withholding and Reporting

Your employer is not required to withhold or report income tax when you exercise your replacement options. You are responsible for filing a personal tax return and reporting and paying any taxes resulting from this Offer to Exchange, the exercise of the replacement options and the sale of shares.

Korea

The following is a discussion of the material tax consequences of participating in the exchange of eligible options and the grant of replacement options pursuant to the Offer to Exchange for eligible optionholders subject to tax in Korea. This discussion is based on the law in effect in Korea as of September 2009. This discussion is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible optionholders. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this discussion may be out of date at the time the replacement options are granted, you exercise the replacement options or you sell shares acquired at exercise of the replacement options.

If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this discussion may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in Korea apply to your specific situation.

Tax Information

Option Exchange

You likely will not be subject to tax as a result of the exchange of eligible options for the replacement options.

Grant of Replacement Options

You will not be subject to tax when the replacement options are granted to you.

Exercise of Replacement Options

When you exercise the replacement options, you will be subject to income tax and social insurance contributions (to the extent you have not already exceeded the applicable contribution ceiling) on the difference between the fair market value of the shares on the date of exercise and the exercise price (the “spread”). The spread will be considered Class B income.

Sale of Shares

When you sell the shares acquired at exercise of the replacement options, you will be subject to capital gains tax on the difference between the sale price and the fair market value of the shares at exercise, unless the gain you have realized from the sale of shares in that year is less than the exempt amount, which is currently KRW2,500,000 per year per type of asset sold. Thus, any gain you realize on stock assets that exceeds KRW2,500,000 will be subject to capital gains tax.

Withholding and Reporting

Since the spread will be considered Class B income, your employer is not required to withhold or report income tax, nor is there any mechanism for withholding any social insurance contributions, when you exercise the replacement options. It is your responsibility to report and pay any taxes and social insurance contributions resulting from the exercise of the replacement options and the sale of shares. If you join a Taxpayer’s Association whereby you routinely report your overseas income, you will be eligible for a 10% tax deduction. Alternatively, you may report and pay the tax as part of your Global Tax Return which must be filed by May 31 of the year following the year in which the taxable event occurred.

Malaysia

The following is a discussion of the material tax consequences of participating in the exchange of eligible options and the grant of replacement options pursuant to the Offer to Exchange for eligible optionholders subject to tax in Malaysia. This discussion is based on the law in effect in Malaysia as of September 2009. This discussion is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible optionholders. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this discussion may be out of date at the time the replacement options are granted, you exercise the replacement options or you sell shares acquired at exercise of the replacement options.

If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this discussion may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in Malaysia apply to your specific situation.

Tax Information

Option Exchange

You are not likely to be subject to tax as a result of the exchange of eligible options, which you have not exercised, for the replacement options.

Grant of Replacement Option

You will not be subject to income tax or Employees Provident Fund contributions when the replacement options are granted to you.

Exercise of Replacement Options

When you exercise the replacement options and acquire the shares of IDT common stock, you will be subject to income tax on the difference between the exercise price of the new option and the lower of (i) the fair market value of a share of IDT’s common stock on the date the replacement options vest (i.e., when the rights of the options become exercisable) and (ii) the fair market value of a share of IDT’s common stock on the date the replacement options are exercised. In Malaysia, the ‘fair market value’ on a particular day is calculated by taking the average value of the highest and lowest prices of IDT’s common stock of that given day.

Dividends

You will not be subject to income taxes on any dividends paid on the shares you acquire under the new stock options. Dividends derived from shares of an issuer outside of Malaysia are not subject to tax in Malaysia. Notwithstanding, you will be subject to U.S. income tax withholding at source.

Sale of Shares

When you sell the shares acquired upon the exercise of the replacement options, you will not be required to pay any further tax on any gain from the sale of your shares because there is currently no capital gains tax in Malaysia. However if you are in the business of buying and selling shares and the gains are remitted to Malaysia, you will be liable to income tax.

Withholding and Reporting

Your employer is required to report the grant of the replacement options to the Inland Revenue Board and is required to report the taxable income arising out of the exercise of the replacement options on your annual return of remuneration (the “EA form”). Your employer is further required to withhold the entire amount of income tax payable on the exercise of the replacement options through the schedular tax deduction system in the month when you exercise the replacement options, unless you elect to pay such taxes on your own. It is still your responsibility to report the taxable benefits of the replacement options on your annual tax return and to pay any applicable tax not otherwise withheld by your employer. Upon obtaining approval from the Inland Revenue Board, you may choose to pay the income tax by installments through the schedular tax deduction system pursuant to which your employer will make the necessary tax deductions from your remuneration each month (for a maximum of 12 months)

commencing from the month in which the replacement options are exercised. Alternatively, you may elect, in writing to your employer, to pay by yourself the income tax arising from the exercise of the replacement option when you file your tax return. You are also responsible for reporting and paying any tax resulting from the sale of shares acquired (if applicable).

Singapore

The following is a discussion of the material tax consequences of participating in the exchange of eligible options and the grant of replacement options pursuant to the Offer to Exchange for eligible optionholders subject to tax in Singapore. This discussion is based on the law in effect in Singapore as of September 2009. This discussion is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible optionholders. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this discussion may be out of date at the time the replacement options are granted, you exercise the replacement options or you sell shares acquired at exercise of the replacement options.

If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this discussion may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in Singapore apply to your specific situation.

This Offer to Exchange has not been and will not be lodged or registered with the Monetary Authority of Singapore as a prospectus under the Securities and Futures Act, Chapter 289 of Singapore (the “Act”). Accordingly, this Offer to Exchange and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of eligible options may not be circulated or distributed, nor may the eligible options be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to a qualifying person under Section 273(1)(f) of the Act or (ii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the Act.

Tax Information

Option Exchange

You may be subject to tax as a result of the exchange of eligible options for replacement options because the Inland Revenue Authority of Singapore (“IRAS”) may view the tender as a taxable “release” of an existing right. In practice, however, the IRAS may disregard the “release” of eligible options and instead tax the replacement options at exercise provided that the value of replacement options are equivalent to that of the eligible options for which the replacement options are issued in exchange.

Grant of Replacement Options

You will not be subject to tax when the replacement options are granted to you.

Exercise of Replacement Options

At exercise, you will be subject to income tax on the difference between the fair market value of the shares on the date of exercise and the exercise price (the “spread”). In addition, you will be taxed on a “deemed exercise” basis if (1) you cease employment with your current employer, and (2) you are neither a Singapore citizen nor a Singapore permanent resident, or you are a Singapore permanent resident who intends to leave Singapore on a permanent basis. In this case, you will be deemed to have exercised any outstanding and unexercised replacement options as of the date you cease employment and the deemed spread will be the difference between (a) the fair market value of the shares at the later of one month before the date you cease employment or the replacement option grant date, and (b) the exercise price. If you later exercise the replacement options and the actual spread is lower than the deemed spread, you may apply to the IRAS for a refund of the difference within four years of assessment after the “deemed exercise” rule is applied.

Gains arising from the exercise of share options are generally not subject to mandatory Central Provident Fund contributions.

You may be eligible for a tax exemption or deferral pursuant to a special scheme for equity income on the replacement options. Please consult your personal tax advisor to determine whether any special scheme applies to your situation and whether the replacement options may qualify for favorable tax treatment under such a scheme.

Sale of Shares

Singapore does not impose tax on capital gains. Hence you will not be subject to tax on gains derived from the sale of the shares which are held as capital assets or long term investment. However such gains may be regarded as income in nature and subject to Singapore income tax if they arise from or are otherwise connected with the activities of a trade or business carried on in Singapore. Such gains may also be considered income in nature even if they do not arise from an activity in the ordinary course of trade or business or an ordinary incident of some other business activity if you had the intention or purpose to make a profit at the time of the acquisition of the shares and the shares are not intended to be held as long term investment.

Withholding and Reporting

Generally, your employer is not required to withhold income tax when you exercise your replacement options. However, your employer will prepare a Form IR8A each year, and if you have any taxable benefit that you have derived pursuant to the exercise of the replacement options, Appendix 8B. Your employer will provide the Form IR8A and Appendix 8B to you. You will be responsible for submitting your own tax return to the IRAS and paying any applicable tax. Generally, your tax return must be filed by April 15 of the year following the year the income was received.

Please note that special rules may apply to you if you are not a Singapore citizen or a Singapore permanent resident, or if you are a Singapore permanent resident who intends to leave Singapore on a permanent basis, and you are about to cease your employment. Your employer is required to notify the IRAS on Form IR21 of your expected cessation of employment or departure from Singapore at least one month before you cease employment. In this case, your employer will also withhold any monies payable to you for 30 days after the filing of the Form IR21, or until tax clearance is given by the IRAS, whichever is earlier. Any income tax due from you will be deducted from the amount withheld, and the balance will be paid to you. If the amount your employer has withheld is insufficient, you must make arrangements to pay the remaining income tax due.

Other Information

Additional Reporting Requirements

If you are a director, associate director, shadow director, alternate director or substitute director of a Singapore affiliate of IDT, you are subject to certain notification requirements under the Singapore Companies Act. Among these requirements is an obligation to notify the Singapore affiliate in writing when you receive an interest (e.g., options, shares) or if there is a change in any such interest in IDT or any related corporation of the Singapore affiliate. Accordingly, you must also notify the Singapore affiliate when you sell shares of IDT or any related corporation of the Singapore affiliate (including when you sell shares acquired under the offer to exchange) or if you participate in the offer to exchange.

These notifications must be made within two days of the last to occur of:

(a)	the acquisition of any interest in IDT or any related corporation of the Singapore affiliate; or

(b)	the date on which the director became a director.

Where there is a change in your interest in IDT or any related corporation of the Singapore affiliate, you must notify the Singapore affiliate within two days of such change in interest.

Please contact IDT to obtain a copy of the notification form.

Sweden

The following is a discussion of the material tax consequences of participating in the exchange of eligible options and the grant of replacement options pursuant to the Offer to Exchange for eligible optionholders subject to tax in Sweden. This discussion is based on the law in effect in Sweden as of September 2009. This discussion is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible optionholders. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this discussion may be out of date at the time the replacement options are granted, you exercise the replacement options or you sell shares acquired at exercise of the replacement options.

If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this discussion may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in Sweden apply to your specific situation.

Tax Information

Option Exchange

You likely will not be subject to tax as a result of the exchange of eligible options for the grant of replacement options.

Grant of Replacement Options

You will not be subject to tax when the replacement options are granted to you.

Exercise of Replacement Options

When you exercise the replacement options, you will be subject to tax on the difference between the fair market value of shares on the date of exercise and the exercise price. Your employer will be subject to social insurance contributions on this amount.

Sale of Shares

If you hold shares after exercise and realize a gain when you subsequently sell the shares, you will be subject to capital gains tax. The taxable amount will be the difference between the sale proceeds and the fair market value of the shares at exercise. As an alternative taxable amount, you may choose 80% of the sale proceeds provided the shares are listed on an exchange. Capital gains tax is assessed at a flat rate of 30%.

If you realize a loss when you subsequently sell the shares, you will be able to deduct the loss against certain capital gains during the same year. A tax deduction corresponding to a percentage of the loss is allowed to the extent the loss cannot be offset against capital gains in the same year. The deductible amount is 30% of the portion of the loss not exceeding SEK100,000 and 21% of any remaining portion of the loss.

Withholding and Reporting

Your employer is required to report income tax when you exercise the replacement options. You are required to inform your employer that you have exercised or sold the replacement options and to disclose the amount of taxable income by no later than then end of the month following exercise or sale, as applicable.

Additionally, when you exercise the replacement options, you must report the income realized as compensation income on your personal income tax return for the year of exercise or sale, as applicable. The amount you report should correspond to the amount reported by your employer on your annual salary statement. It is your responsibility to declare the sale of shares on your individual income tax return and to pay taxes due as a result of the sale.

Taiwan

The following is a discussion of the material tax consequences of participating in the exchange of eligible options and the grant of replacement options pursuant to the Offer to Exchange for eligible optionholders subject to tax in Taiwan. This discussion is based on the law in effect in Taiwan as of September 2009. This discussion is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible optionholders. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this discussion may be out of date at the time the replacement options are granted, you exercise the replacement options or you sell shares acquired at exercise of the replacement options.

If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this discussion may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in Taiwan apply to your specific situation.

Tax Information

Option Exchange

You will not be subject to tax as a result of the exchange of eligible options for the replacement options.

Grant of Replacement Options

You will not be subject to tax when the replacement options are granted to you.

Exercise of Replacement Options

If you exercise the replacement options to purchase shares, you will be subject to income tax on the difference between the fair market value of the shares on the date of exercise and the exercise price (the “spread”). You will not be subject to social insurance contributions on the spread.

Sale of Shares

When you sell the shares acquired at exercise of the replacement options, after January 1, 2010, any gain will be subject to alternative minimum tax.

Withholding and Reporting

Your employer is not required to withhold income tax when you exercise the replacement options. However, your employer is required to report your name, address, ID number and the taxable amount of the spread and to file a non-withholding statement with the tax authorities before January 31 of the year following your exercise of the replacement options. A copy of the non-withholding statement will be issued to you before February 10. You are responsible for reporting and paying any tax resulting from the exercise or sale of the replacement options and the sale of shares. You must file your annual tax return during the month of May of the year following the year in which the taxable event occurred.

United Kingdom

The following is a discussion of the material tax consequences of participating in the exchange of eligible options and the grant of replacement options pursuant to the Offer to Exchange for eligible optionholders subject to tax in the United Kingdom. This discussion is based on the law in effect in the United Kingdom as of September 2009. This discussion is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible optionholders. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this discussion may be out of date at the time the replacement options are granted, you exercise the replacement options or you sell shares acquired at exercise of the replacement options.

If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this discussion may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in the United Kingdom apply to your specific situation.

Tax Information

Option Exchange

You likely will not be subject to tax as a result of the exchange of eligible options for the replacement options.

Grant of Replacement Options

You will not be subject to tax when the replacement options are granted to you.

Exercise of Replacement Options

When you exercise the replacement options, you will be subject to income tax and employee’s National Insurance Contributions (“NICs”) on the difference between the fair market value of the shares on the date of exercise and the exercise price (the “spread”). Your employer will calculate the income tax and NICs due on exercise of the replacement options and account for these amounts to HM Revenue & Customs (“HMRC”) on your behalf. If, for any reason, your employer is unable to withhold the applicable income tax and NICs under the Pay As You Earn (“PAYE”) system or by any other method permitted in your stock option agreement, you must reimburse your employer for the tax paid within 90 days of the date of exercise of the replacement options. If you fail to pay this amount to the employer within that time limit you agree that the amount of any uncollected tax and NICs shall (assuming you are not a director or executive officer of IDT (within the meaning of Section 13(k) of the U.S. Securities and Exchange Act of 1934, as amended)) constitute a loan owed by you to your employer, effective on the date when the tax became payable. You agree that the loan will bear interest at the then-current HMRC Official Rate and it will be immediately due and repayable, and your employer may recover it at any time thereafter by any of the means referred to in the option agreement.

Sale of Shares

When you sell the shares acquired at exercise of the replacement options, you will be subject to capital gains tax on the difference between the sale proceeds and the fair market value of the shares on the date of exercise. Please note that, effective April 6, 2008, taper relief was abolished and any capital gain is subject to tax at a flat rate of 18%. Capital gains tax is only payable on gains from all sources in any tax year to the extent that those gains exceed your annual personal exemption (currently £10,100). Furthermore, if you acquire other shares in IDT, you must take into account the share identification rules in calculating your capital gains liability.

Withholding and Reporting

Your employer is required to withhold income tax and NICs when you exercise your replacement options, as described above. On your employer’s annual tax and share plan returns, it is also required to report to HMRC the details of the exchange, the grant of the replacement options, the exercise or sale of the replacement options, other related income and any tax withheld. You are responsible for reporting and paying any tax resulting from the sale of shares.

SCHEDULE B

INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS OF

INTEGRATED DEVICE TECHNOLOGY, INC.

The directors and executive officers of IDT and their positions and offices as of September 30, 2009 are set forth in the following table:

NAME	POSITIONS AND OFFICES HELD

Richard Crowley	Vice President, Chief Financial Officer
Vince Tortolano	Vice President, General Counsel, Secretary
Chuen-Der Lien	Vice President, Chief Technical Officer, Circuit and Process Design
Ji Park	Vice President and General Manager, Video and Display Division
Derek Dicker	Vice President, General Manager, Enterprise Computing and Communications Power
Ram Iyer	Vice President and General Manager, Computing and Multimedia Division
Fred Zust	Vice President and General Manager, Communications Division
Mike Hunter	Vice President, Worldwide Operations
Chad Taggard	Vice President, Strategic Planning and Worldwide Marketing
Mario Montana	Vice President, Enterprise Computing Division
Mansour Izadinia	Senior Vice President, Analog Technology and Strategy
Jimmy Lee	Senior Vice President, Worldwide Sales
Theodore Tewksbury	President, Chief Executive Officer, Director
Ron Smith	Director
Lew Eggebrecht	Director
Gordon Parnell	Director
Umesh Padval	Director
Donald Schrock	Director
John Schofield	Director, Chairman of the Board

The address of each director and executive officer is: c/o IDT, 6024 Silver Creek Valley Road, San Jose, California 95138.

B-1